UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
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The Interpublic Group of Companies, Inc.

909 Third Avenue, New York, NY 10022

April 9, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 21, 2020. The meeting will be held at the Paley Center for Media, 25 West 52nd Street, New York, NY 10019.

We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose in connection with the Coronavirus or COVID-19 and, as such, we might hold a Virtual Annual Meeting instead of holding the meeting in New York. We would publicly announce a determination to hold a virtual Annual Meeting in a press release available at www.interpublic.com as soon as practicable before the meeting. In that event, the 2020 Annual Meeting of Stockholders would be conducted solely virtually, on the above date and time, via live audio webcast.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on March 30, 2020 a Notice of Internet Availability of the proxy statement and our 2019 Annual Report. The notice contains instructions on how to access those documents online. The notice also contains instructions on how stockholders receiving the notice can request a paper copy of our proxy materials, including this proxy statement, our 2019 Annual Report and a form of proxy card or voting instruction card. This distribution method conserves natural resources and reduces the costs of printing and distributing our proxy materials.

The business to be considered is described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to these matters, we will present a report on the state of our Company.

We hope you will be able to attend.

Sincerely,

Michael I. Roth

Chairman of the Board

and Chief Executive Officer

The Interpublic Group of Companies, Inc.

909 Third Avenue, New York, NY 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:30 a.m., local time, on Thursday, May 21, 2020

Place:	The Paley Center for Media, 25 West 52nd Street, New York, NY 10019

Items of Business:

1.	To elect the nine directors listed on pages 4-7 of the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2020;

3.	To hold an advisory vote on named executive officer compensation;

4.	To vote on a stockholder proposal described in the proxy statement if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting.

Information about the foregoing matters to be voted upon at the 2020 Annual Meeting is contained in the Proxy Statement.

The close of business on March 30, 2020 has been established as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Stockholders will need to present a valid photo identification to be admitted to the Annual Meeting. Please note that the use of photographic and recording devices is prohibited at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 21, 2020.

Interpublic’s 2020 Proxy Statement and 2019 Annual Report are available electronically at http://www.interpublic.com.

By Order of the Board of Directors,

Andrew Bonzani

Executive Vice President, General Counsel and Secretary

Your vote is important! Whether or not you plan to attend the meeting, please take a moment to vote by Internet, telephone or completing a proxy card as described in the How Do I Vote section of this document. Your prompt cooperation will save Interpublic additional solicitation costs. You may revoke your proxy as described in the How Can I Revoke My Proxy or Change My Vote section of this document if you decide to change your vote or if you decide to attend the meeting and vote in person.

Dated: April 9, 2020

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Proxy Statement

INTRODUCTION

The Board of Directors (the “Board”) of The Interpublic Group of Companies, Inc. (“Interpublic,” “IPG,” the “Company,” “us,” “we” or “our”) is providing this Proxy Statement in connection with the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at the Paley Center for Media, 25 West 52nd Street, New York, NY, at 9:30 a.m., Eastern Time, on

Thursday, May 21, 2020. Interpublic’s principal executive office is located at 909 Third Avenue, New York, NY 10022. The proxy materials are first being sent to stockholders beginning on or about April 9, 2020.

This Proxy Statement is also available on our website at http://www.interpublic.com.

FREQUENTLY ASKED QUESTIONS

Who Can Attend The Annual Meeting? How Do I Attend?

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the annual meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at http://www.interpublic.com.

How are the proxy materials being distributed?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the internet. As a result, we are mailing to many of our stockholders of record a notice of the internet availability of the proxy materials in lieu of a paper copy of the proxy materials. All stockholders receiving this notice may access the proxy materials over the internet or request a paper copy of the proxy materials by mail. In addition, the notice has instructions on how you may request access to proxy materials by mail or electronically on an ongoing basis.

Choosing to access your future proxy materials electronically will reduce the costs of distributing our proxy materials and helps conserve natural resources. If you choose to access future proxy materials electronically in connection with future meetings, you will receive an email of a Notice and Access with instructions containing a link to the website where the proxy materials are available and a link to the proxy-voting website. Your election to access proxy materials electronically will remain in effect until it is terminated by you.

Who can vote?

You are entitled to vote or direct the voting of your shares of Interpublic common stock (the “Common Stock”) if you were a stockholder on March 30, 2020, the record date for the Annual Meeting. On March 30, 2020, approximately 389,439,374 shares of Common Stock were outstanding.

Who is the holder of record?

You may own your shares of Common Stock either:

•	directly registered in your name at our transfer agent, Computershare; or

•	indirectly through a broker, bank or other intermediary.

If your shares are registered directly in your name, you are the holder of record of these shares, and we are sending these proxy materials directly to you. If you hold shares indirectly through a broker, bank or other intermediary, these materials are being sent to you by or on behalf of that entity.

How do I vote?

Your vote is important. We encourage you to vote promptly. You may vote in any one of the following ways:

Holders of record

•	By Telephone. You can vote your shares by telephone, by calling 1-800-652-VOTE (8683). Telephone voting is available 24 hours a day and 7 days a week. If you vote by telephone, you do not need to return a proxy card. Your vote by telephone must be received by 1 a.m. EDT, May 21, 2020.

•	By Internet. You can also vote on the internet. The website address for Internet voting is www.envisionreports.com/IPG. Internet voting is available 24 hours a day and 7 days a week. If you vote by internet, you do not need to return your proxy card. Your vote by internet must be received by 1 a.m. EDT, May 21, 2020.

•	By Mail. If you choose to vote by mail, complete the proxy card enclosed with the mailed proxy material, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 5 p.m. EDT, May 20, 2020.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person by written ballot. You must present a valid photo identification for admission to the Annual Meeting. Please refer to the instructions set forth on the proxy card.

Interpublic Group 2020 Proxy Statement	1

Frequently Asked Questions

Shares Held by Brokers, Banks and Other Intermediaries

•	If your shares of Common Stock are held through a broker, bank or other intermediary, you will receive instructions from that entity regarding the voting of your shares.

•	If you plan to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or other intermediary in advance of the meeting to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.

How many shares must be present to hold the annual meeting?

A quorum is required to transact business at the Annual Meeting. We will have a quorum at the Annual Meeting if the holders of more than 50% of the outstanding shares of Common Stock entitled to vote are present at the meeting, either in person or by proxy.

How are votes counted?

For all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN’’ on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote.

A New York Stock Exchange (“NYSE”) member broker that holds shares for the account of a customer has the authority to vote on certain limited matters without instructions from the customer. Of the matters being submitted to a vote of stockholders at the Annual Meeting, NYSE rules permit member brokers to vote without instructions only on the proposal to ratify the appointment of our independent auditor. On each of the other matters, NYSE members may not vote without customer instruction. A notation by a broker on a returned proxy that it is not permitted to vote on particular matters due to the NYSE rules is referred to as a “broker non-vote.”

How will my shares be voted at the Annual Meeting?

The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in this

Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in this Proxy Statement, our Board of Directors recommends a vote:

•	FOR the Board’s nominees for election as directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2020;

•	FOR the advisory vote to approve named executive officer compensation; and

•	AGAINST the stockholder proposal.

What vote is required to approve each proposal?

The table below shows the vote required to approve the matters being submitted to a vote of stockholders at the Annual Meeting:

Proposals	Vote Required	Do abstentions count as shares present and entitled to vote?	Do broker non-votes count as shares present and entitled to vote?
Election of each Director	Majority of shares present and entitled to vote	Yes	No
Ratification of the Appointment of Pricewaterhouse-Coopers LLP*	Majority of shares present and entitled to vote	Yes	N/A
Advisory Vote to Approve Named Executive Officer Compensation*	Majority of shares present and entitled to vote	Yes	No
Stockholder Proposal	Majority of shares present and entitled to vote	Yes	No

* Advisory and non-binding

2	Interpublic Group 2020 Proxy Statement

Frequently Asked Questions

How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote by:

Holders of Record

•	Sending written notice of revocation to the EVP, General Counsel & Secretary of Interpublic prior to the Annual Meeting;

•	Submitting a later dated proxy by mail or, prior to 1 a.m., EDT, on May 21, 2020, by telephone or internet; or

•	Attending the Annual Meeting and voting in person by written ballot.

Stock Held by Brokers, Banks and Other Intermediaries

•	You must contact your broker, bank or other intermediary to obtain instructions on how to revoke your proxy or change your vote.

Who will count the vote?

The Board of Directors has appointed Computershare to act as Inspector of Election at the 2020 Annual Meeting.

Who is the proxy solicitor?

D.F. King & Co., Inc. has been retained by Interpublic to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $18,000, plus reimbursement of expenses to be paid by Interpublic. In addition, our directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means for which they will not receive any compensation other than their regular compensation as directors, officers and employees. Banks, brokers and others holding stock for the account of their customers will be reimbursed by Interpublic for out-of-pocket expenses incurred in sending proxy materials to the beneficial owners of such shares.

How do I submit a proposal for inclusion in Interpublic’s 2021 proxy materials?

Stockholder proposals submitted for inclusion in Interpublic’s proxy statement and form of proxy for the 2021 Annual Meeting of Stockholders scheduled to be held on May 27, 2021, should be addressed to: The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: EVP, General Counsel & Secretary, and must be received by Interpublic by December 13, 2020, in order to be considered for inclusion. Such proposals must comply with all applicable SEC regulations.

How do I submit an item of business for consideration at the 2021 Annual Meeting?

A stockholder wishing to introduce an item of business (including the nomination of any person for election as a director of Interpublic) for consideration by stockholders at the 2021 Annual Meeting, other than a stockholder proposal included in the proxy statement as described in response to the preceding question, must comply with Section 2.13(a)(2) of Interpublic’s Bylaws, which requires notice to Interpublic no later than February 20, 2021, and no earlier than January 21, 2021, accompanied by the information required by Section 2.13(a)(2).

Interpublic Group 2020 Proxy Statement	3

ITEM 1. ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected, each for a one-year term. The directors so elected will hold office until the Annual Meeting of Stockholders to be held in 2021 and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. In accordance with Interpublic’s director retirement age policy, H. John Greeniaus, William T. Kerr and Henry S. Miller will not stand for re-election to the Board and the Board has approved the reduction of the Board to nine directors as of May 21, 2020.

Unless authority is withheld by the stockholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy

Statement or, in the event that any of the nominees is unable to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” the replacement nominee, if any, designated by the Board of Directors. If no replacement is nominated, the size of the Board of Directors will be reduced.

Each of the nominees is currently a director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance Committee and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” each of the nominees.

Nominees for Director

The following information on each director nominee is as of March 30, 2020, and has been provided or confirmed to Interpublic by the nominee.

JOCELYN CARTER-MILLER Age: 62 Director Since: 2007	Interpublic Committees: • Audit • Corporate Governance (Chair) • Executive	Public Directorships: • Arlo Technologies, Inc. • The Principal Financial Group, Inc. Former Directorships • Netgear, Inc.

JOCELYN CARTER-MILLER is President of TechEdVentures, Inc., a community and personal empowerment firm that develops and markets educational and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is also a former board member of the Association of National Advertisers.

Qualifications: Ms. Carter-Miller provides the Board with an important perspective in the marketing field, which is a critical component of Interpublic’s business, based on her extensive executive and marketing experience acquired during her time at Motorola, where she served as its Chief Marketing Officer and more recently as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Her current work as President of TechEdVentures provides the Board with a meaningful voice in keeping Interpublic focused on its corporate social responsibilities.

MARY J. STEELE GUILFOILE Age: 66 Director Since: 2007	Interpublic Committees: • Audit (Chair) • Corporate Governance • Executive	Public Directorships: • C.H. Robinson Worldwide, Inc. • Hudson Ltd. • Pitney Bowes Inc. Former Public Directorships: • Valley National Bancorp. • Viasys Healthcare, Inc.

MARY J. STEELE GUILFOILE, is currently Chairman of MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm. From 2000 to 2002, Ms. Guilfoile was Executive Vice President and Corporate Treasurer at JPMorgan Chase & Co. and also served as Chief Administrative Officer of its investment bank. Ms. Guilfoile is a former Partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile, a licensed CPA, continues as a Partner of The Beacon Group, LP, a private investment group.

4	Interpublic Group 2020 Proxy Statement

Item 1: Election of Directors

Qualifications: Ms. Guilfoile’s knowledge and expertise as a financial industry executive and her training as a certified public accountant contributes an important perspective to the Board. Ms. Guilfoile’s tenure at JP Morgan Chase, and its predecessor companies, serving as Corporate Treasurer, Chief Administrative Officer for its investment bank, and in various merger integration, executive management and strategic planning positions, as well as her current role as Chairman of MG Advisors, Inc., brings to the Board someone with valuable experience and expertise in corporate governance, accounting, risk management and auditing matters.

DAWN HUDSON Age: 62 Director Since: 2011	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Public Directorships: • NVIDIA Corporation Former Public Directorships: • Amplify Snack Brands, Inc. • Allergan, Inc. • Lowe’s Companies, Inc. • PF Chang’s china Bistro, Inc.

DAWN HUDSON was Chief Marketing Officer for the National Football League (the “NFL”), serving in that role from October 2014 through April 2018. Previously, she served from 2009 to 2014 as vice chairman of The Parthenon Group, an advisory firm focused on strategy consulting. Prior to that time, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from 2005 until 2007. From 2002 to 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from 2005 to 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. Ms. Hudson is a former Chair and board member of the Association of National Advertisers (the “ANA”). In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is the former Chairman of the Board of the Ladies Professional Golf Association.

Qualifications: Ms. Hudson’s extensive experience in strategy and marketing, with the NFL, at PepsiCo and at major advertising agencies, and her time as Chair of the ANA brings valuable expertise to the Board on matters which are vital to the Company’s business. In addition, her experience as Vice Chair of The Parthenon Group, and as the former Chief Executive Officer of Pepsi-Co North America, provides the Board with valuable insight and perspective on matters involving the Company’s business strategy and planning. Ms. Hudson also provides a unique perspective of having been both on the agency and client side of the industry. Her sixteen years of experience on various public company boards is a valuable resource on corporate governance matters.

JONATHAN F. MILLER Age: 63 Director Since: 2015	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance Public Directorships: • Akamai Technologies Inc. • AMC Networks Inc. • j2 Global, Inc.	Former Public Directorships: • Houghton Mifflin Harcourt Company • Live Nation Entertainment, Inc. • RTL Group SA • Shutterstock, Inc. • TripAdvisor, Inc.

JONATHAN F. MILLER is the Chief Executive Officer of Integrated Media Co., a special purpose digital media investment company, and began serving in that role in February 2018. Prior to that time, Mr. Miller was a Partner of Advancit Capital, LLC, a venture capital investment fund, from July 2013 through January 2018. Previously, Mr. Miller served as Chairman and Chief Executive of News Corporation’s digital media group and as News Corporation’s Chief Digital Officer from April 2009 until October 2012. Mr. Miller had previously been a founding partner of Velocity Interactive Group (“Velocity”), an investment firm focusing on digital media and the consumer Internet, from its inception in February 2007 until April 2009. Prior to founding Velocity, Mr. Miller served as Chief Executive Officer of AOL LLC (“AOL”) from August 2002 to December 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services, of USA Networks Interactive, a predecessor to IAC/InterActiveCorp.

Interpublic Group 2020 Proxy Statement	5

Item 1: Election of Directors

Qualifications: Mr. Miller’s extensive knowledge and senior leadership positions in the media industry, including executive roles at News Corporation, AOL and USA Networks Interactive, provides the Board with a broad and valuable perspective and expertise on the complex media and advertising landscape.

PATRICK Q. MOORE Age: 50 Director Since: 2018	Interpublic Committees: • Audit • Compensation and Leadership Talent	Public Directorships: • Ryman Hospitality Properties, Inc.

PATRICK Q. MOORE became Executive Vice President, North American Retail at Carter’s Inc., a global leader in children’s apparel and related products, in 2019. Prior to that time he served as Carter’s Executive Vice President, Strategy and Business Development from 2017 to 2019. From 2013 to 2017, Mr. Moore was Executive Vice President, Chief Strategy Officer with YP Holdings, a portfolio company of Cerberus Capital Management, and one of the largest local digital media businesses in the U.S. Prior to his time at YP Holdings, Mr. Moore spent more than 10 years at McKinsey & Company, a global management consulting firm, serving as a Partner and leader in the firm’s Consumer Practice. Mr. Moore also led McKinsey’s North American Consumer Digital Excellence initiative while with the firm.

Qualifications: Mr. Moore’s experience at a digital media company and at a management consulting firm provide him with a unique perspective on the challenges and opportunities faced by the Company. Mr. Moore’s experience and expertise in corporate strategy provides the Board with valuable perspective in the Board’s oversight of the organization’s strategic objectives.

MICHAEL I. ROTH Age: 74 Director Since: 2002	Interpublic Committees: • Executive (Chair)	Public Directorships: • Pitney Bowes Inc. • Ryman Hospitality Properties, Inc.

MICHAEL I. ROTH became Chairman of the Board and Chief Executive Officer of Interpublic in January 2005. Prior to that time Mr. Roth served as Chairman of the Board of Interpublic from July 2004 to January 2005 and has been a director of Interpublic since 2002. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004.

Qualifications: Mr. Roth’s leadership and perspective as Interpublic’s Chief Executive Officer gives him an intimate knowledge of the Company’s operations and his role as Chairman of the Board is aided by his successful tenure as Chairman and Chief Executive Officer of The MONY Group. Mr. Roth’s other directorships, and his accounting, tax and legal background, as a certified public accountant and holding an L.L.M. degree from New York University Law School, also adds significant value to his overall contributions as a member of the Board and in his role as Chairman.

LINDA S. SANFORD Age: 67 Director Since: 2019	Interpublic Committees: • Audit • Corporate Governance	Public Directorships: • Consolidated Edison, Inc. • Pitney Bowes Inc. • RELX Group

LINDA S. SANFORD is a former Senior Vice President, Enterprise Transformation, International Business Machines Corporation (IBM), a global technology and services company, where she served in that role from January 2003 until her retirement in 2014. Prior to that, Ms. Sanford was senior vice president and group executive, IBM Storage Systems Group. Ms. Sanford joined IBM in 1975. Sanford is a member of the Women in Technology International Hall of Fame and the National Academy of Engineering.

6	Interpublic Group 2020 Proxy Statement

Item 1. Election of Directors

Qualifications: Ms. Sanford’s expertise in the technology sector and her extensive experience, in innovation and global operations and business transformation provides the Board with an invaluable perspective and knowledge in areas of business transformation and data governance, matters that are vital to the Company’s business.

DAVID M. THOMAS Age: 70 Director Since: 2004	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance • Executive	Public Directorships: • Fortune Brands Home & Security, Inc. (Non-executive Chairman) Former Public Directorships: • IMS Health Inc. • The MONY Group, Inc.

DAVID M. THOMAS retired as executive chairman of IMS Health Inc. (“IMS”), a healthcare information, services and technology company, in March 2006, after serving in that position since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas also serves on the Board of Trustees of Fidelity Investments.

Qualifications: Mr. Thomas’ experience as a Chief Executive Officer and overall management experience at premier global technology companies provides a vital perspective for the Board as it addresses the rapidly changing and growing landscape in advertising and marketing. Such leadership experience is also vital in his role as Presiding Director. Mr. Thomas also provides the Board with a great deal of insight and perspective in the healthcare advertising field having served as Chairman and Chief Executive Officer of IMS.

E. LEE WYATT JR. Age: 67 Director Since: 2017	Interpublic Committees: • Audit • Compensation and Leadership Talent

E. LEE WYATT JR. Mr. Wyatt is a former Executive Vice President of Fortune Brands Home & Security, Inc., a consumer home products company, where he served in that role from July 2017 until his retirement in December 2017. Prior to that, Mr. Wyatt served as Senior Vice President and Chief Financial Officer of Fortune Brands, where he served in that role from 2011 to July 2017. Mr. Wyatt also served as Chief Financial Officer and Executive Vice President of Hanesbrands Inc. (formerly, Sara Lee Branded Apparel) from 2005 to 2011. He has held various financial roles at Sonic Automotive Inc., ultimately serving as Chief Financial Officer through 2005. Mr. Wyatt has more than 40 years of experience working with public and private companies.

Qualifications: Mr. Wyatt’s experience as Chief Financial Officer of several publicly traded companies for 19 years and his deep financial and business expertise contributes an important perspective to the Board on accounting, risk management and auditing matters. In addition, Mr. Wyatt’s experience in overseeing and managing complex businesses at major global marketers is vital for Interpublic given its organizational structure.

Interpublic Group 2020 Proxy Statement	7

OUR CORPORATE GOVERNANCE FRAMEWORK

Our corporate governance framework is designed to ensure strong commitment to maintaining sound corporate governance practices. Our governance framework enables independent and skilled directors to provide oversight, advice, and counsel to promote the interests of Interpublic and its stockholders. Key governance policies and processes include our Code of Conduct, our comprehensive enterprise-wide risk management program, our commitment to transparent financial reporting and our systems of internal checks and balances.

You may view our Corporate Governance Guidelines, the charters of each of our board committees and the Code of

Conduct for our employees and directors on Interpublic’s website at http://www.interpublic.com or you may obtain copies free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: EVP, General Counsel & Secretary. These documents provide the framework for our governance at the board level. Our directors understand that they serve you as stockholders in carrying out their responsibility to oversee the operation and strategic direction of our company. To do so effectively, our Board along with management regularly reviews our Corporate Governance Guidelines, our committee charters and governance practices to assure that they are appropriate and reflect high standards.

INTERPUBLIC GOVERNANCE HIGHLIGHTS

Key Governance Principles	•	All directors are elected annually.
	•	In uncontested director elections, each director is elected by a majority of shares present and entitled to vote.
	•	Directors may not stand for reelection after age 74, unless otherwise determined by the Board that waiving this restriction is in the best interests of stockholders.
	•	Directors annually review and assess board performance and the overall skills and areas of expertise present on the Board and, when determined to be in the best interests of the Company, recommend to stockholders the election of new directors to add a fresh perspective and ensure adequate succession planning.
	•	No member of the Audit Committee may serve on the audit committees of more than two other public companies.
Board Independence	•	11 of the 12 directors, and 8 of the 9 director nominees, are independent.
	•	Our CEO is the only member of management who serves as a director.
	•	Our Audit, Compensation and Leadership Talent and Corporate Governance Committees are comprised solely of independent directors.
	•	The committee chairs play a key role in shaping the agendas and information presented to their committees.
	•	The Board and the committees have the authority to hire independent advisors, as they deem appropriate.
Presiding Director	•	The independent directors annually elect an independent Presiding Director.
	•	The Presiding Director chairs regularly scheduled executive sessions.
	•	The Presiding Director, together with the Chairman, plays a key role in forming the agendas and information presented to the Board.
	•	The Presiding Director, as appropriate, is available for direct communication with stockholders who request such a communication.
	•	The Presiding Director has additional duties and responsibilities set forth on page 14.
Board Oversight of Risk and Strategy	•	Enterprise-wide risk management is overseen by our Audit Committee, which reports on such matters to the Board.
	•	Our Compensation Committee reviews compensation practices to ensure that they do not encourage imprudent risk taking.
	•	Our Board directly oversees and advises management on development and execution of corporate strategy.

8	Interpublic Group 2020 Proxy Statement

Our Corporate Governance Framework

Stockholder Rights	•	No “poison pill” or similar stockholder rights plan.

	•	No supermajority voting requirements.

	•	Stockholders owning 3% or more of our outstanding shares of Common Stock for a period of at least three years have the right to include in our proxy statement nominees for election equal to the greater of two directors or 20% of our Board of Directors.

	•	Stockholders holding 25% or more of our Common Stock have the right to require that we hold a special meeting of stockholders to consider matters that are the proper subject of stockholder action.

	•	Regular outreach and engagement with stockholders is a key objective.
Compensation Governance	•	A significant percentage of the compensation paid to our named executive officers is performance-based and exposed to fluctuations in the price of our Common Stock (page 28).

	•	We maintain robust share ownership guidelines for our directors, named executive officers and other senior executives (pages 15 and 42).

	•	The Compensation and Leadership Talent Committee (the “Compensation Committee”) engages an independent consultant on executive compensation matters.
Succession Planning	•	CEO and management succession planning is one of the Board’s highest priorities.

	•	Our Board devotes significant attention to identifying and developing talented senior leaders.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Director Independence

In accordance with NYSE listing standards (the “NYSE Listing Standards”), the Board annually evaluates the independence of each member of the Board of Directors under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the NYSE Listing Standards.

Interpublic has twelve directors, one of whom, Michael I. Roth, is an employee of Interpublic and, eleven of whom are not employees of Interpublic or its subsidiaries (referred to in this Proxy Statement as “Non-Management Directors”). At their meetings held in February of this year, the Corporate Governance Committee and the full Board determined that each of the Non-Management Directors is an independent director under Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors who are not independent, then at least once annually, the Non-Management Directors should hold an executive session attended by only independent directors. Although not required under the NYSE Listing Standards (because all of the Non-Management Directors are independent), the Board nevertheless held several executive sessions of its independent directors during 2019, with Mr. Thomas, in his role as Presiding Director, serving as the chairperson of the sessions.

Director Selection Process

The Corporate Governance Committee is charged with the responsibilities described below under the heading “Committees of the Board of Directors—Corporate Governance Committee.”

One of the Corporate Governance Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The committee, together with the Presiding Director, considers candidates suggested by its members, other directors, senior management and stockholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers, including search firms to identify candidates and to perform background reviews of potential candidates. The committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

On October 15, 2020, the Board of Directors elected Linda S. Sanford to become a member of the Board of Directors following the review and assessment of her candidacy which first began in February of 2020. Ms. Sanford was presented and recommended to the Board as a possible nominee by other current members of the Board. Prior to her election, the Corporate Governance Committee performed a review of Ms. Sanford’s background and qualifications and members of the Executive Committee and other directors conducted interviews and met with Ms. Sanford and provided their recommendations to the Corporate Governance Committee. On the basis of this process for Ms. Sanford, the Corporate Governance Committee recommended her election.

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Our Corporate Governance Framework

Each of the directors nominated for election at the Annual Meeting were evaluated and recommended to the Board for nomination by the Corporate Governance Committee, and nominated by the Board for election.

All director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials. As part of the evaluation of individual candidates, the following factors are taken into consideration:

•	Their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the general strategic challenges facing Interpublic and its industry as a whole;

•	Their integrity and independence of judgment;

•	Their ability and willingness to devote the time necessary to fulfill Board duties;

•	Their qualifications for membership on one or more of the committees of the Board;

•	Their educational background;

•	Their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•	The continued focus on maintaining a diverse and inclusive Board;

•	The needs of the Board and Interpublic; and

•	The Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession, as set out in Interpublic’s Corporate Governance Guidelines.

In determining the needs of the Board and Interpublic, the Corporate Governance Committee considers the qualifications of sitting directors and consults with the Presiding Director, other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisers. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation in meetings of the Board and its various committees, as well as through less formal communications with management.

Director candidates, other than sitting directors, are interviewed by members of the Executive Committee and by other directors, the CEO and other key management personnel, and the results of those interviews are considered by the Corporate Governance Committee in its deliberations. The Corporate Governance Committee also reviews sitting directors who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Stockholders wishing to recommend a director candidate to the Corporate Governance Committee for its consideration should write to the Corporate Governance Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022. Any recommendations will be considered for the next annual election of directors in 2021. A recommendation should include the proposed candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above.

Succession Planning

Interpublic’s Board of Directors is actively involved in talent management. Annually, the Board reviews and analyzes the alignment of Interpublic’s strategy on personnel and succession with its overall business strategy. This includes a detailed discussion of Interpublic’s global leadership bench, strength and succession plans with a focus on key positions at the senior officer level. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles at Interpublic and each of its global agencies. The Board seeks opportunities to provide potential leaders with exposure and visibility to Board members through formal presentations and by periodically holding Board and committee meetings at key operating units. In addition, the Board is regularly updated on key talent indicators for the overall workforce, including work environment, diversity, recruiting and development programs.

Code of Conduct

Interpublic has adopted a set of ethical standards known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any director or executive officer. The Code of Conduct, including future amendments, may be viewed on Interpublic’s website at http://www.interpublic.com or a copy may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: EVP, General Counsel & Secretary.

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Our Corporate Governance Framework

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may contact Interpublic’s Board of Directors, the Non-Management Directors as a group, or any individual director, as applicable, by writing to them at the following address:

c/o EVP, General Counsel & Secretary

The Interpublic Group of Companies, Inc.

909 Third Avenue

New York, NY 10022

Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the chairperson of the Audit Committee. Other communications will be referred to the Presiding Director (whose responsibilities are described below) or the appropriate committee chairperson.

MEETINGS AND COMMITTEES OF THE BOARD

Attendance at Board of Directors and Committee Meetings

The Corporate Governance Guidelines provide that each director is expected to be prepared for, attend and participate in, at least 75% of all regularly scheduled and special meetings of the Board and meetings of the Committees on which a Board member serves, absent special circumstances. The Board of Directors held 7 meetings in 2019 and committees of the Board held a total of 21 meetings. During 2019, each director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Stockholders

While Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Stockholders, each Director who was a member of the Board at the time of the 2019 annual meeting was in attendance.

Board Structure and Committees

The standing committees of the Board consist of the Audit Committee, the Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Executive Committee. The activities of the Audit Committee, Compensation and Leadership Talent Committee, and the Corporate Governance Committee are each governed by a charter that may be viewed on Interpublic’s website at http://www.interpublic.com or may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: EVP, General Counsel & Secretary. A description of the responsibilities of each standing committee of the Board is provided below under the heading “Committees of the Board of Directors.”

Committees of the Board of Directors

The following table shows the directors who are currently members or chairpersons of each of the standing Board committees and the number of meetings each committee held in 2019.

Name		Audit	Compensation and Leadership Talent	Corporate Governance	Executive
Joceyln Carter-Miller	I	●		C	●
H. John Greeniaus	I	●	●
Mary J. Steele Guilfoile	I	C		●	●
Dawn Hudson	I		●	●
William T. Kerr	I	●	C		●
Henry S. Miller	I	●		●
Jonathan F. Miller	I		●	●
Patrick Q. Moore	I	●	●
Michael I. Roth	◆				C
Linda S. Sanford	I	●		●
David M. Thomas	PD I		●	●	●
E. Lee Wyatt Jr.	I	●	●
Number of Meetings in 2019		9	7	5	0

◆ Chairman of the Board    C Committee Chair        ● Member        I Independent Director        PD Presiding Director

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Our Corporate Governance Framework

Audit Committee

Roles and Responsibilities:

•  Reviews the annual financial information to be provided to stockholders and filed with the SEC;

•  Reviews the system of internal controls established by management;

•  Reviews financial reporting policies, procedures and internal controls;

•  Reviews and oversees the internal and external audit processes;

•  Responsible for the selection, compensation, retention and oversight of Interpublic’s registered independent public accounting firm;

•  Responsible for the other activities described in greater detail in the Audit Committee Report on page 22; and

•  Responsible for other activities described in greater detail under the heading:

–  “The Board’s Role in Risk Oversight” on page 14; and

–  “Transactions with Related Persons” on page 14.

Independence and Financial Literacy

Each member of the Audit Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under applicable SEC rules and regulations.

Committee Members: Carter-Miller (F, I) Greeniaus (F, I) Guilfoile (C, F, I) Kerr (F, I) H. Miller (F, I) Moore (F, I) Sanford (F, I) Wyatt (F, I) Number of meetings during 2019: 9

C =	Committee Chair
F =	Determined by the Board to be an Audit Committee Financial Expert as defined under applicable SEC rules and regulations
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

Compensation and Leadership Talent Committee

Roles and Responsibilities:

•  Reviews and adopts the executive compensation philosophy for the Company;

•  Reviews the Company’s initiatives to attract, develop and retain key employees on an ongoing basis and, with the full Board, reviews succession plans for key executive positions;

•  Reviews and recommends to the Board, the compensation of the CEO;

•  In consultation with the CEO, approves the compensation of the executive officers, other than the CEO, and approves the compensation of other senior executives of the Company and its subsidiaries;

•  Oversees and administers the Company’s equity performance incentive plans;

•  Establishes the performance measures and goals and verifies the achievement of performance goals under performance-based incentive compensation and equity plans; and

•  Reviews the Company’s share ownership guidelines for selected senior executives.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation are described in the Compensation Discussion & Analysis under the heading “Compensation Philosophy and Basic Principles” on page 37.

Independence

Each member of the Compensation and Leadership Talent Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Greeniaus (I) Hudson (I) Kerr (C, I) J. Miller (I) Moore (I) Thomas (I) Wyatt (I) Number of meetings during 2019: 7

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Our Corporate Governance Framework

Corporate Governance Committee

Roles and Responsibilities:

•  Oversees corporate governance issues and makes recommendations to the Board;

•  Identifies, evaluates, and recommends candidates for nomination to the Board and the appointment of committee members;

•  Reviews and makes recommendations to the Board regarding director independence;

•  Reviews and advises management on the Company’s sustainability and social responsibility initiatives;

•  Oversees and recommends to the Board the CEO succession planning;

•  Oversees the annual self-evaluation process of the Board and committees; and

•  Responsible for approving the compensation paid to the Board and committee members.

Independence

Each member of the Corporate Governance Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Carter-Miller (C, I) Guilfoile (I) Hudson (I) H. Miller (I) J. Miller (I) Sanford (I) Thomas (I) Number of meetings during 2019: 5

C =	Committee Chair
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

Executive Committee
Roles and Responsibilities: • Acts on the Board’s behalf between Board meetings.	Committee Members: Carter-Miller (I) Guilfoile (I) Kerr (I) Roth (C) Thomas (I) Number of meetings during 2019: 0

C =	Committee Chair
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

BOARD LEADERSHIP STRUCTURE

The Board continually examines its policies to ensure that Interpublic’s corporate governance and Board structure are designed to maximize the Company’s effectiveness. Currently, the Board believes that Interpublic’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the operations of the Company, and most capable of determining the strategic and operational priorities of Interpublic and leading discussions with the Board. To ensure a proper level of independent board oversight, the Board has also designated a Presiding Director, who has the duties described below. The Board believes that the corporate governance measures it has in place ensure that strong, independent directors effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity.

Interpublic’s Board structure allows for independent directors to bring experience, oversight and expertise from outside Interpublic and other industries, while the Chief Executive Officer brings a company-specific knowledge base and expertise. The Board believes that based on the particular needs of Interpublic at this time and the experience of Mr. Roth, that the combined role of Chairman and Chief Executive Officer promotes more effective strategy development and execution, enhances the information flow between management and the Board, which are essential to effective governance and, coupled with the appointment of a Presiding Director, provides the most efficient and effective leadership structure for Interpublic, which is in the best interests of Interpublic and our stockholders.

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Our Corporate Governance Framework

Presiding Director

The Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. In this role, the Presiding Director convenes and chairs meetings and executive sessions of the Non-Management Directors, coordinates feedback to the Chairman and Chief Executive Officer on behalf of the

Non-Management Directors on business issues and management, coordinates and develops with the Chairman and Chief Executive Officer the agendas and presentations for meetings of the Board and, as appropriate, is available for direct communication with stockholders who request such a communication. Mr. Thomas currently serves as the Presiding Director.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board has an active role in the oversight of the Company’s enterprise risk management activities. Elements of the Board’s risk management practices include:

•	An annual review and assessment by the Board of the primary operational and regulatory risks facing Interpublic, their relative magnitude and management’s plan for mitigating these risks;

•	Specific oversight by the Audit Committee of Interpublic’s financial risk exposure, including Interpublic’s credit and liquidity position. Such oversight includes discussions with management and internal auditors on the magnitude and steps taken to address and mitigate any such risks;

•	Audit Committee oversight of Interpublic’s compliance with its Code of Conduct, including establishing procedures for the receipt of anonymous complaints or concerns from employees on accounting, internal accounting controls and auditing matters;

•	Audit Committee administration of Interpublic’s Related Person Transaction Policy (as discussed below);
•	Corporate Governance Committee management and oversight of potential risks associated with potential issues of independence of any directors and potential conflicts of interest and oversight of the Company’s practices and policies on sustainability and corporate social responsibility matters;

•	Compensation Committee evaluation and management of risks relating to Interpublic’s compensation plans and arrangements, as well as Interpublic’s overall compensation philosophy and practices; and

•	The establishment of standard policies specifically designed to mitigate potential risks, including requiring Board approval for all business acquisitions above a certain dollar amount.

Each committee also regularly informs the Board of any potential issues or concerns raised when performing its risk management duties.

TRANSACTIONS WITH RELATED PERSONS

Interpublic’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of Interpublic, except for transactions that are disclosed and approved in advance. Interpublic has adopted a Related Person Transaction Policy under which approval is required for any transaction, agreement or relationship between Interpublic or any of its consolidated subsidiaries and a Related Person (a “Related Person Transaction”).

Under the Related Person Transaction Policy, a “Related Person” is defined as (i) any director, nominee for election as a director, an executive officer or any of their “immediate family members” (as defined by the Related Person Transaction Policy); (ii) any entity, including not-for-profit and charitable organizations, controlled by or in which any of the foregoing persons have a substantial beneficial ownership interest; or (iii) any person who is known to be, at the time of the transaction, the beneficial owner of more than 5% of the voting securities of Interpublic or an immediate family member of such person.

Under the policy, Related Person Transactions do not include any employee benefit plan, program, agreement or arrangement that has been approved by the Compensation Committee or recommended by the Compensation Committee for approval by the Board.

To facilitate compliance with the policy, the Code of Conduct requires that employees, including directors and executive officers, report circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Interpublic, regardless of the amount involved, to Interpublic’s Chief Risk Officer using Interpublic’s Compliance Report Form. Each director and executive officer annually confirms to the Company his or her compliance with the Related Person Transaction Policy as part of the preparation of Interpublic’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions must also confirm such compliance at the time of their nomination or promotion. Management also reviews its records and makes additional inquiries of management

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Our Corporate Governance Framework

personnel and, as appropriate, third parties and other sources of information for the purpose of identifying Related Person Transactions, including Related Person Transactions involving beneficial owners of more than 5% of Interpublic’s voting securities.

The Audit Committee reviews transactions subject to the Related Person Transaction Policy and determines whether to approve or disapprove those transactions, by examining whether or not the transactions are fair, reasonable and within Interpublic policy. The Audit Committee makes its determination by taking into account all relevant factors and any controls that may be implemented to protect the interests of Interpublic and its stockholders. Among the factors that the Audit Committee takes into account in determining whether a transaction is fair and reasonable, as applicable, are the following:

•	The benefits of the transaction to Interpublic;

•	The terms of the transaction and whether they are arm’s-length and in the ordinary course of Interpublic’s business;

•	The direct or indirect nature of the Related Person’s interest in the transaction;

•	The size and expected term of the transaction; and

•	Other facts and circumstances that bear on the materiality of the Related Person Transaction under applicable law and listing standards.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions not approved or ratified as required by the Related Person Transaction Policy are subject to termination by Interpublic. If the transaction has been completed, the Audit Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted.

Related Person Transactions

Andrew Roth, Michael Roth’s son, has been an employee of the Constituency Management Group and its operating subsidiaries (“CMG”) since November 2017. Andrew is not an officer or director of Interpublic and does not report to any executive officer of Interpublic. Andrew’s compensation at CMG is in excess of the $120,000 reporting threshold and has been determined in a manner consistent with the Company’s human resources and compensation policies.

The Audit Committee and the independent members of the Board assessed and approved the foregoing matter, taking into account and in accordance with the Company’s Related Person Transaction Policy.

DIRECTOR SHARE OWNERSHIP GUIDELINES

Each Non-Management Director is expected, within 5 years of joining the Board, to accumulate a minimum share ownership in Interpublic stock equal to five times the annual cash retainer paid to Non-Management Directors. Outstanding shares of restricted stock are included in a director’s share ownership. All Non-Management Directors standing for re-election, as of December 31, 2019, have met or exceeded these guidelines, with the exception of Messrs. Moore and Wyatt and Ms. Sanford, each of whom have not yet reached his/her respective guideline compliance date. The Company believes that the equity component of director compensation serves to further align the Non-Management Directors with the interests of our stockholders. For information about share ownership of our Non-Management Directors, see “Non-Management Director Compensation” on page 19 and “Share Ownership of Management” on page 67. For a discussion of the share ownership guidelines applicable to Interpublic’s executives, see “Compensation Discussion & Analysis — Share Ownership Guidelines” on page 42.

HEDGING/PLEDGING PROHIBITIONS

Directors and only executive employees subject to the share ownership guidelines are prohibited from engaging in any transaction involving:

•	a short sale or derivative that is designed to hedge against the market risk associated with ownership of IPG shares; and
•	the pledging of IPG shares that he or she owns as security or collateral for any obligation, including, but not limited to, holding shares in a margin account.

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OUR VALUES

This section describes how IPG embraces corporate values and responsibility by committing to:

•	Building an inclusive and diverse culture;

•	Bettering the communities where we live and work; and

•	Respecting the environment and reducing our carbon footprint.

IPG IS FORGING A CULTURE OF INCLUSION

In today’s business environment, diversity and inclusion are essential priorities as the global talent streams are changing, as consumer demographics and values are shifting, and as the speed of change demands innovative and creative solutions to complex problems. Diversity and inclusion are key elements in how we deliver extraordinary value to our stockholders, our clients, and our people. We are creating a representative and highly talented workforce at every level, with a culture that drives belonging, well-being and growth for all our people and the cultural insights and sensitivity to help our clients make authentic and responsible connections with their customers.

LEADERSHIP COMMITMENT AND ACCOUNTABILITY ON DIVERSITY

In 2006, IPG formalized its commitment to making progress and holding key executives at IPG and our agencies accountable for achieving tangible diversity goals. This commitment included increasing the diversity of our board and including D&I metrics in our incentive compensation awards for executives. We were the first holding company in our industry to appoint dedicated leadership to drive progress and we are one of very few global enterprises identified by The Wall Street Journal to have established this role as a member of the senior executive team with direct reporting to our Chairman and CEO, as well as our Chief Operating Officer.

Our Board reviews our strategic plan and progress against priorities at least once annually and IPG supports the global diversity and inclusion team with staffing, resources and investments in vital measurement tools and programs to help our agencies succeed on such priorities and objectives.

IPG’s Global CEO Diversity Council includes Chief Executives from all IPG companies, and works to promote collaboration as well as provide tools and resources to our top executives.

Representation - In the US, for the 2018 EEO1 report filing, over half of all IPG managers, including executive, senior and mid-level management were women.

In addition, one-third of IPG’s current Board and over 40% of this year’s director nominees are women, and IPG considers diversity as a key component when reviewing candidates to join its Board.

Culture - In our annual Climate for Inclusion Survey, which measures employee responses to our diversity and inclusion initiatives, over 80% of individuals would recommend their company as a good place to work.

POLICIES THAT FOSTER INCLUSION

Our global Code of Conduct sets expectations for a work environment that embodies respect and dignity for all employees.

Pay Equity - Our commitment to pay equity for women and under-represented groups is robust. In keeping with the pay equity reporting framework used for the Bloomberg Gender Equality Index, which looks at representation by quartile, our results show that more than half of our female employees are in the upper-middle quartile of full-time employees by compensation at the end of the fiscal year.

Family Leave - For all of our global employees, we offer a minimum of six weeks of parental leave to a primary care-giver before and after the birth of a child. Some of our agencies offer unlimited PTO to help support family caregivers and for parental leave. We also offer flexible work hours and remote working options.

Human Rights - For 10 years, IPG has repeatedly received a perfect score of 100 percent on the Human Rights Campaign Corporate Equality Index (CEI), which is a measure of inclusive benefits, policies, and activities that support LGBTQ+ employees.

Inclusive Sourcing - IPG also supports diverse suppliers, and partners with influential minority businesses and women’s organizations. Several of our agencies also partner with Free the Work, a not-for-profit curated talent-discovery platform where marketers can search for underrepresented creators.

IPG Inclusion Learning and Culture Initiatives - IPG executes year-long learning and engagement opportunities to provide career, professional and development training as well as skills-based training to our global employees.

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Our Values

Furthering our commitment to a diverse and welcoming workplace, IPG agencies are required to apply a diversity lens on succession planning and leadership development.

BUSINESS RESOURCE GROUPS

Our business resource groups, under the MERGE umbrella produce programming around topics across all facets of diversity and inclusion, and are comprised of:

•	Asian Heritage Group

•	Black Employee Network

•	IPGBLT
•	SOMOS: Hispanic/Latino Heritage Group

•	Women’s Leadership Network (WLN)

The MERGE groups also address career development and management training, executive presence, and the importance of mentors and sponsors and cultivate allies and foster Diversity IQ for the workplace and marketplace.

COMMUNITY PARTNERSHIPS

CEO Action - IPG is a member of the CEO Action for Diversity & Inclusion™, which is the largest CEO-driven business commitment to advance diversity and inclusion in the workplace.

Unstereotype Alliance - IPG’s Chairman and CEO, Michael Roth, is a founding Vice Chair and IPG is an active participant of the UN Women’s Unstereotype Alliance which seeks to eradicate harmful stereotypes in media and advertising content.

Center for Talent Innovation - IPG partners with The Center for Talent Innovation on research studies to inform diversity objectives and execute diversity processes. We apply what we learn from those studies and improve our analytics to identify where and why we are having success, as well as our pain points and solutions.

SUSTAINABILITY AND PURPOSE

IPG is committed to operating as sustainably as possible, and in a way that is in sync with the long-term health of our environment. We are also dedicated to three core principles of purpose: we use our expertise as marketers to make a difference in communities around the world; we take care of and invest in our people; and we ensure a fair governance structure at our Company.

Reporting - IPG has implemented a corporate sustainability program that includes the company’s work on the GRI (Global Reporting Initiative) which tracks energy use and greenhouse gas emissions at the company. IPG has also set goals for reduction in this area and has implemented a comprehensive Sustainability and Environmental Impact policy.

IPG was the first U.S.-based industry holding company to issue a sustainability report that conforms with the guidelines of the Global Reporting Initiative and the first U.S.-based industry holding company to become a signatory of the United Nations Global Compact.

In 2018, IPG began measuring its emissions and other environmental impacts using GHG Protocol Corporate Standards at all of our buildings in North America and 75% of our global portfolio.

IPG also responds annually to the CDP Climate Change Questionnaire.

Supporting United Nations Sustainable Development Goals - IPG is an active supporter of the United Nations Sustainable Development Goals and has adopted Goal #6, access to water and sanitation for all. IPG has funded two wells in Ethiopia, partnering with charity: water to bring clean water to hundreds in communities there, and this year, will fund spring protection in the same region, which will safeguard water supplies from animals, trash and other contaminants.

In addition to IPG’s support of UN SDG#6, our agencies around the world regularly work on issues that include ensuring LGBTQ rights, working with the physically challenged, and hunger relief.

Policies and Programs - Our policies and programs ensure we are accountable to all of our stakeholders — investors, clients, employees and consumers — around the world. These include the IPG Code of Conduct, our Anti-Harassment and Equal Employment Policy, our Anti-Corruption Policy, our Alert Line and our Corporate Governance Committee Charter, and our Supplier Code of Conduct. The Corporate Governance Committee of IPG’s Board of Directors oversees the Company’s sustainability initiatives.

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Our Values

RECOGNITION

Sustainability Stock and Reporting Indices - IPG has been recognized for its efforts in sustainability with inclusion in the S&P 500 ESG and S&P Global 1200 ESG, two new indices that recognize sustainability leadership, and the FTSE4Good Index, which identifies companies that demonstrate strong environmental, social and governance (ESG) practices measured against international standards. In 2019, IPG was added to the Bloomberg Gender Equality Index, a premier ranking of global companies that publicly demonstrate their commitment to equality and advancing women in the workplace.

IPG and our executives have continually been recognized as leaders of diversity and inclusion:

•	Michael Roth, Chairman and CEO of IPG, is one of four CEOs mentioned in the Harvard Business Review’s article, “Toward a Racially Just Workplace,” who have initiated company-wide discussions of race.

•	IPG also won The Company Award from Women in Marketing/UK for best practices in sustained D&I initiatives.

•	Heide Gardner, IPG’s, Chief Diversity & Inclusion Officer, was named one of the most Powerful Women of the Year by Moves Magazine, and Black Enterprise Magazine named Heide Gardner a Top Corporate Diversity Executive.

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NON-MANAGEMENT DIRECTOR COMPENSATION

Annual Board/Committee Retainer Fees

During 2019, each Non-Management Director received as cash compensation for services rendered an annual retainer of $100,000. No additional compensation was paid for attendance at Board or committee meetings.

For 2019, each chairperson of the committees received the following additional annual retainers:

•	Audit Committee — $30,000

•	Compensation and Leadership Talent Committee — $25,000; and

•	Corporate Governance Committee — $20,000.

Presiding Director Retainer Fees

For 2019, the Presiding Director received a retainer of $75,000. This retainer was in addition to the retainer Mr. Thomas received for service as a Non-Management Director.

Director Annual Equity Awards

Each Non-Management Director in 2019 also received, as consideration for services rendered as a member of the Board, an award of restricted shares of Common Stock (the “Restricted Shares”) having a market value of $200,000 on the date of grant. Through May of 2019, grants of Restricted Shares to Non-Management Directors have been administered under the 2009 Interpublic Non-Management Directors’ Stock Incentive Plan (the “2009 Directors’ Plan”).

On April 30, 2019, in accordance with the 2009 Directors’ Plan, each Non-Management Director received a grant of 8,650 Restricted Shares (the “2019 Restricted Share Grant”).

Future grants of Restricted Shares to Non-Management Directors will be administered through The Interpublic Group 2019 Performance Incentive Plan (the “2019 PIP”), which was approved by stockholders at the 2019 Annual Meeting.

A recipient of Restricted Shares has all rights of ownership with respect to the shares, including the right to vote and to receive dividends, except that, during a restricted period ending on the first anniversary of the date of the grant, (i) the recipient is prohibited from selling or otherwise transferring the shares and (ii) the shares are subject to forfeiture if the recipient’s service as a director terminates for any reason other than due to death.

Charitable Matching Program

Under a charitable matching program (the “Charitable Matching Program”), which was approved by the Board of Directors and has been in effect for a number of years, Interpublic matches up to $20,000 in charitable contributions made to eligible charities and academic institutions by members of the Board of Directors and certain senior management employees of Interpublic and its subsidiaries.

Interpublic Group 2020 Proxy Statement	19

Non-Management Director Compensation

DIRECTOR SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to Non-Management Directors for 2019(1).

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
Jocelyn Carter-Miller	120,000	200,000	9,000	329,000
H. John Greeniaus	100,000	200,000	20,000	320,000
Mary J. Steele Guilfoile	130,000	200,000	20,000	350,000
Dawn Hudson	100,000	200,000	15,075	315,075
William T. Kerr	125,000	200,000	10,000	335,000
Henry S. Miller	100,000	200,000	20,000	320,000
Jonathan F. Miller	100,000	200,000	12,432	312,432
Patrick Q. Moore	100,000	200,000	20,000	320,000
Linda S. Sanford(2)	25,000	0	20,000	45,000
David M. Thomas	175,000	200,000	20,000	395,000
E. Lee Wyatt Jr.	100,000	200,000	20,000	320,000

(1)

Michael Roth, Interpublic’s Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of Interpublic and receives no compensation for his services as director. Mr. Roth’s compensation as an employee of Interpublic is shown in the Summary Compensation Table on page 45, and the sections that follow the Summary Compensation Table.

(2)	Ms. Sanford became a member of the Board on October 15, 2019, and accordingly, her annual retainer fees were prorated for this period of service.

(3)	Consists of annual retainer fees, Committee chair retainer fees and, for Mr. Thomas, the retainer fee for service as the Presiding Director.

(4)

Consists of the grant date fair value of the restricted stock awards granted on April 30, 2019, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements included in Interpublic’s Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”).

(5)	For each director the amount shown consists entirely of matching charitable contributions made by Interpublic under the Charitable Matching Program.

20	Interpublic Group 2020 Proxy Statement

ITEM 2. APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of Interpublic’s independent registered public accounting firm. As part of these responsibilities, the Audit Committee reviews the independence and performance of the independent accounting firm in connection with the committee’s determination of whether to engage another auditor as Interpublic’s independent accounting firm, and is involved in the selection of the independent accounting firm’s lead engagement partner. Included in this assessment is the committee’s review of the accounting firm’s independence and integrity, its expertise, performance and qualifications, as well as the quality of the firm’s personnel and communications.

The Audit Committee and the Board believe that it is in the best interests of Interpublic and our stockholders to retain PricewaterhouseCoopers to serve as our independent registered public accounting firm. In light of this, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Interpublic’s independent registered public accounting firm for 2020. This firm has been Interpublic’s independent accounting firm since 1952.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of the fees for services provided by PricewaterhouseCoopers in 2018 and 2019.

Worldwide Fees (in Millions)
Fee Category	2018 ($)	% of Total	2019 ($)	% of Total
Audit Fees (A)	29.08	88.3%	26.07	89.8%
Audit Related Fees (B)	1.26	3.8%	0.75	2.6%
Tax Fees (C)	2.55	7.7%	1.96	6.7%
All Other Fees (D)	0.06	0.2%	0.25	0.9%
Total Fees	32.95	100%	29.03	100%

(A) Audit Fees:     Consists of fees and out-of-pocket expenses billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of the effectiveness of Interpublic’s internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(B) Audit Related Fees:     Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees.” These services include financial diligence for potential acquisitions, employee benefit plan audits, consultations concerning financial accounting and reporting standards, and other attest services not included in (A) audit fees.

(C) Tax Fees:     Consists of tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

(D) All Other Fees:     Consists of advisory services and licenses to online accounting information and general education accounting guidance.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established policies and procedures regarding pre-approval of all audit and permissible non-audit services provided by the independent accounting firm and is responsible for the audit fee negotiations associated with the engagement of the independent accounting firm. The permissible non-audit services include the services described above for which we paid Audit Related Fees, Tax Fees and All Other Fees. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Committee’s Chairperson for projects less than $200,000, who must then report any such decision to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as Interpublic’s independent registered public accounting firm for 2020.

Interpublic Group 2020 Proxy Statement	21

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Committee is independent and financially literate under the listing standards of the NYSE and satisfies the financial expertise requirements of the NYSE. The Board has also determined that each member of the Audit Committee has the requisite experience to be designated an “audit committee financial expert” as that term is defined under applicable SEC rules and regulations.

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the establishment of a system of internal controls over financial reporting. PricewaterhouseCoopers, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles and the effectiveness of Interpublic’s internal control over financial reporting.

In performing its oversight function for the year ended December 31, 2019, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

•	Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•	Evaluated PricewaterhouseCoopers’s performance, qualifications and quality control procedures;

•	Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted non-audit services performed by PricewaterhouseCoopers;

•	Reviewed management’s compliance with established policies for the hiring of current or former employees of PricewaterhouseCoopers;
•	Oversaw compliance with Interpublic’s Code of Conduct and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

•	Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any deficiencies or weaknesses relating to such internal accounting and financial reporting controls;

•	Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Discussed with PricewaterhouseCoopers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”); and

•	Received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the PCAOB, discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10-K for the year ended December 31, 2019.

THE AUDIT COMMITTEE

Mary J. Steele Guilfoile, Chairman

Jocelyn Carter-Miller

H. John Greeniaus

William T. Kerr

Henry S. Miller

Patrick Q. Moore

Linda S. Sanford

E. Lee Wyatt Jr.

February 13, 2020

22	Interpublic Group 2020 Proxy Statement

ITEM 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with a federal securities law requirement, enacted as part of the recent Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related SEC rules, we are submitting to an advisory vote of stockholders the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis, the compensation tables, and the narrative discussion set forth on pages 24 to 64 of this Proxy Statement. In addition to complying with this legal requirement, the Board recognizes that providing stockholders with an advisory vote on named executive officer compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs.

At our annual meeting of stockholders held in May 2019, a substantial majority of our stockholders voted on an advisory basis to approve the compensation received by our named executive officers in fiscal year-end 2018. The Compensation Committee believes this reflects stockholders’ support of the Company’s approach to executive compensation.

As described in the Compensation Discussion & Analysis section of this Proxy Statement, our compensation programs and underlying principles, as developed and administered by the Compensation Committee, are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance and includes long-term cash and equity awards that are designed to encourage management to achieve results to the mutual benefit of stockholders and management. Moreover, a significant portion of our named executive officers’ annual cash compensation is paid in the form of annual performance-based incentives, which are contingent on the Company’s achievement of pre-defined performance objectives.

We encourage you to carefully review the Compensation Discussion & Analysis beginning on page 24 of this Proxy Statement for additional details on Interpublic’s executive compensation, including Interpublic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation paid to our named executive officers in fiscal year-end 2019. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the approval of the compensation of our named executive officers as described in this Proxy Statement, with the following non-binding and advisory resolution to be presented at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of The Interpublic Group of Companies, Inc., as described in the Compensation Discussion & Analysis, compensation tables and narrative discussion set forth on pages 24 to 64 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote when making future compensation decisions pertaining to named executive officers.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Interpublic Group 2020 Proxy Statement	23

COMPENSATION DISCUSSION & ANALYSIS

This section of our Proxy Statement provides:

•	An overview of our compensation philosophy and our executive compensation programs, which are designed to reward our senior leaders for effectively building long-term stockholder value.

•	Details on how we pay our named executive officers, as well as the factors weighed by the Compensation Committee in arriving at specific compensation policies and decisions involving executive pay in 2019.

Our 2019 Named Executive Officers (“NEOs”):

MICHAEL ROTH	Chairman & Chief Executive Officer
PHILIPPE KRAKOWSKY	EVP, Chief Operating Officer and Chairman, Mediabrands (also CEO, Mediabrands through 2019)
FRANK MERGENTHALER	Former EVP, Chief Financial Officer & Chairman, CMG
ANDREW BONZANI	EVP, General Counsel & Secretary
CHRISTOPHER CARROLL	SVP, Controller & Chief Financial Officer, CMG
ELLEN JOHNSON	EVP, Chief Financial Officer (also CFO, Mediabrands through 2019)

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAMS

PRIMARY COMPENSATION ELEMENTS

Annual Long-term Incentives
Pay Element	Salary	Annual Incentive	Performance-based Cash	Performance-based Shares	Restricted Stock Units

RECIPIENT	All Named Executive Officers

FIXED OR VARIABLE COMPENSATION	Fixed	Variable

DURATION OF PERFORMANCE	Short-term Emphasis		Long-term Emphasis

PERFORMANCE PERIOD	Ongoing	1 year	2 years (plus, 1-year time-based vesting period)	3 years	n.a.

FORM OF DELIVERY	Cash			Equity

HOW PAYMENT IS DETERMINED	C&LT Committee; Chairman & CEO recommendations considered for other NEO’s	Formulaic (80%); C&LT Committee assesses achievment of key strategic objectives (20%)	Formulaic; C&LT Committee verifies performance (performance-based shares also depends on stock price on vest date)		Formulaic; depends on stock price on vest date

COMPENSATION PRACTICES & CORPORATE GOVERNANCE

Our executive compensation programs are aligned with best practices in corporate governance:

We align pay with performance. Our incentive plans are closely tied to performance, making the ultimate payout from these incentives higher when performance is strong and, conversely, lower (or zero) when performance does not achieve well-defined objectives. This correlation between our performance and pay aligns our NEOs with the interests of our stockholders. The strong and positive alignment of our pay with operating results has been demonstrated by the vote “for” recommendation from stockholder advisory firms on all prior say-on-pay votes.

The incentives provided to our NEOs are predominantly earned based on the achievement of Compensation Committee-approved financial goals. While a portion of our NEOs’ long-term incentives is awarded in time-based restricted stock units, the ultimate value of these awards is directly linked to the performance of our stock price.

24	Interpublic Group 2020 Proxy Statement

Compensation Discussion & Analysis

Approximately 91% of the total target 2019 compensation (excluding benefits) for Mr. Roth was issued in variable pay, while variable pay represented an average of 79% of total target compensation (excluding benefits) for all other NEOs.

Our programs require significant executive share ownership. We require our NEOs to hold and maintain a significant level of share ownership to enhance the alignment of NEOs’ interests with those of our stockholders. Our executive share ownership guidelines (“SOGs”) require that our CEO hold shares of our Common Stock with a value of at least 6x base salary; and require our other NEOs to hold shares with a value of at least 2x base salary. For Ms. Johnson, her target was increased from 0.75x to 2x in 2019 due to her appointment as Chief Financial Officer. When there is an increase made to an NEOs guideline, they are allowed 3 years to reach the new approved level; therefore, Ms. Johnson now has until 2022 to meet her SOG requirement. Executives who have not met their share ownership requirements in the time allotted are required to hold all net after-tax shares delivered upon the settlement of an equity award until such time as requirements are met. Our annual assessment again confirmed that all NEOs were in compliance with their SOG requirements in 2019 (Mr. Roth’s ownership was 333% of his SOG requirement while the average ownership for all other NEO’s who were required to have met their SOG requirements in 2019 was approximately 260% of their average SOG requirement).

Our incentive plans include appropriate safeguards.

•	No hedging or pledging of shares - We prohibit our NEOs and other senior executives from engaging in any transaction involving a short sale or derivative that is designed to hedge against the risk associated with ownership of IPG shares and the pledging of IPG shares as collateral.

•	No stock options repricing - The 2019 PIP, approved by stockholders in 2019, prohibits the re-pricing of stock options without stockholder approval.

•	Clawback Policy - We have an active “clawback” policy under which compensation may be recovered in the event of a significant restatement of our financial results due to fraud or misconduct.

•	Incentive Payout Maximums - Our NEO annual and long-term incentive programs have a maximum payout equal to 200% of target, which reduces potential risk-taking by our leadership team.

We appropriately limit guaranteed compensation. As previously indicated, the majority of our NEOs’ compensation is performance based, with fixed base salary comprising a relatively small portion of total target compensation. In addition, we provide limited perquisites to our NEOs and do not provide any cash severance payments that exceed 2.99 times the sum of a NEO’s base salary and target annual incentive. Dividends cannot be earned on unvested performance shares. Dividend equivalents on restricted stock units are paid solely to the extent the underlying restricted stock units vest (no dividends are paid if the award does not vest).

Upon a change of control, NEOs would receive their target annual incentive provided, that if a change of control occurs during our first quarter, such payment would be prorated to reflect the portion of the annual performance period that had elapsed through the date of the change of control.

We subject outstanding long-term incentive awards to “double-trigger vesting,” which requires a NEO to incur a qualifying termination of employment within 24 months of a change in control at which time such awards would immediately vest.

We do not provide for any excise tax gross-up payments. Section 4999 of the Internal Revenue Code imposes excise taxes if payments made to executives due to a change of control exceed certain limits. If IPG were to experience a change of control, payments to our executives may be reduced to avoid adverse tax consequences to the executive, but under no circumstances would IPG provide additional payments to cover these excise taxes (i.e., tax gross-up payments).

Stockholder Support of Our Compensation Practices. We believe that our existing programs continue to incentivize the appropriate behaviors and results, ensure our executive compensation programs are aligned with best practices in corporate governance and promote a strong relationship between pay and performance. We believe these practices were validated at our annual meeting of stockholders in May of 2019 when a substantial number of votes (94.8%) were cast in favor of our 2018 executive compensation pay practices.

Interpublic Group 2020 Proxy Statement	25

Compensation Discussion & Analysis

2019 BUSINESS HIGHLIGHTS

Overall, 2019 was a successful year, with strong financial results that delivered on our targets. Our results for the year demonstrate once again the strength of our client-centric integrated offerings and the quality of our people, a combination that has produced leading organic growth and margin improvement over a period of many years. We are proud of our company’s consistent level of achievement amid significant change in our industry and a dynamic environment for consumers, clients, and partners alike.

Along with strong performance, we have continued our investments in outstanding talent across our agencies, and in the tools and capabilities that keep us on the leading edge of our industry. This is especially true in key areas like digital, data services and analytics, strategy and creative. We also continued to develop our open architecture collaborative agency model, which has met with growing market success and, as a go-to-market strategy, sets us apart from competitors.

Globally, we saw solid growth at both our Integrated Agency Networks (“IAN”) and CMG segments, which reflects very broad contributions across agencies and disciplines. We saw growth across almost all sectors, led by media, data services and tech. We also saw contributions from our creatively-led global integrated networks.

In 2019, businesses around the world continued to assess their many responsibilities to society. IPG joined the Business Roundtable in redefining the purpose of a corporation, setting a new standard on how a company should operate, as we continued to generate long-term value for all our stakeholders through innovation, transparency and corporate responsibility. In addition, our focus on ESG continues to be a part of our business priorities.

According to The Management Top 250 ranking, IPG ranked as one of the best-managed companies of 2019, and was the only company from the advertising industry included in the list. Developed by the Drucker Institute and The Wall Street Journal, the ranking measures corporate effectiveness through customer satisfaction, employee engagement, innovation, social responsibility and financial strength.

Our differentiated culture and strategy are key reasons our long-term performance has been strong, notably in our organic growth performance, as the measure of the foundational strength and competitiveness of our operations.

These are the factors that fueled financial performance that met our challenging targets we had set at the outset of 2019.

REVENUE GROWTH AND OPERATING MARGIN EXPANSION

Net revenue growth was 7.4% for the year, with organic net revenue growth of 3.3%, which exceeded the target that we had set at the outset of the year and builds on very strong prior-year growth. This is an outstanding result when compared to our immediate peer group, which posted a slightly negative average organic change, -0.2%, for the year. We grew organically in most regions of the world during the full year. While IPG’s media operations led this performance, growth came from a very broad cross-section of agencies, disciplines, and client sectors.

Organic revenue growth for the past five years was as follows:

1.

Peer data sourced from public filings. For IPG, WPP and Publicis, chart refers to organic growth of net revenue; for Omnicon chart refers to organic growth of gross revenue. 2016 and 2017 IPG organic growth is as restated for the adoption of ASC 606 standards.

26	Interpublic Group 2020 Proxy Statement

Compensation Discussion & Analysis

During 2019, we also built on our record of continued progress in the operating and financial management of our Company. For the full year, adjusted EBITA was $1.20 billion,

and our adjusted EBITA margin was 14.0%. This result is an increase of 50 basis points from a year ago, and represents the highest level of adjusted EBITA1 in our Company’s history.

1.

For the twelve months ended December 31, 2019, reported EBITA of $1,172.0 includes our Q1 2019 restructuring charge of $31.8. Excluding this charge, adjusted EBITA was $1,203.8, and adjusted EBITA margin is represented.

2.	Adjusted EBITA Margin as a percentage of Net Revenue beginning 2016, on Gross Revenue prior to 2016.

RETURN OF CAPITAL TO STOCKHOLDERS and TOTAL STOCKHOLDER RETURNS

Our capital return programs continue to be significant drivers of value. In 2019, we again returned capital to stockholders through a common share dividend that our Board increased early in the year by 12% per share. During the year we returned approximately $363 million in the form of dividends. Further, we reduced our outstanding debt by $400 million, marking important progress toward financial deleveraging following our acquisition of Acxiom in October 2018.

Interpublic Group 2020 Proxy Statement	27

Compensation Discussion & Analysis

ALIGNING PAY WITH PERFORMANCE

•	Total Target Compensation - For 2019 (including any one-time long-term incentive awards granted to NEOs, but excluding benefits):

o	Approximately 91% of the total target compensation for Mr. Roth was variable/performance-based pay.

o	On average, approximately 79% of total target compensation for other NEOs was variable/performance-based pay.
•	Annual and Long-term Incentives - For all of our NEOs:

o	100% of the annual incentives are subject to the achievement of specific financial performance or strategic goals.

o

Two-thirds of ongoing long-term incentive targets are subject to specific financial performance goals. The remaining one-third was awarded in time-based restricted stock units, which are aligned with stockholder interests because they increase in value only with improved stock price performance.

CHANGES IN ONGOING TARGET COMPENSATION IN 2019

The table below shows each NEO’s 2018 and 2019 total annual target compensation, each component of compensation and any difference between 2018 and 2019 total annual target compensation.

Name		Base Salary Earned	Target AI		LTI Value at Target	Total Ongoing Annual Target Comp.	Difference in Total Ongoing Annual Target Comp.
	Year	$	%	$	$	$	$	%
Michael Roth	2019	$1,700,000	300%	$5,100,000	$11,000,000	$17,800,000	$1,300,000	8%
	2018	$1,500,000	300%	$4,500,000	$10,500,000	$16,500,000
Philippe Krakowsky	2019	$1,250,000	150%	$1,875,000	$3,000,000	$6,125,000	$0	0%
	2018	$1,250,000	150%	$1,875,000	$3,000,000	$6,125,000
Frank Mergenthaler	2019	$1,100,000	150%	$1,650,000	$2,500,000	$5,250,000	$0	0%
	2018	$1,100,000	150%	$1,650,000	$2,500,000	$5,250,000
Andrew Bonzani	2019	$900,000	100%	$900,000	$1,750,000	$3,550,000	$780,000	28%
	2018	$800,000	90%	$720,000	$1,250,000	$2,770,000
Christopher Carroll	2019	$625,000	75%	$468,750	$600,000	$1,693,750	$0	0%
	2018	$625,000	75%	$468,750	$600,000	$1,693,750
Ellen Johnson	2019	$625,000	75%	$468,750	$600,000	$1,693,750	$0	0%
	2018	$625,000	75%	$468,750	$600,000	$1,693,750

Note: Values above include ongoing compensation targets only; details related to any one-time long-term incentive awards issued to NEOs can be found in the “Long-term Incentives” section.

28	Interpublic Group 2020 Proxy Statement

Compensation Discussion & Analysis

2019 COMPENSATION ENHANCEMENTS & LINK TO STRATEGY

The table below describes each pay element provided to our NEOs.

Pay Element	Description	Recent Enhancements	Link To Business & Talent Strategies
Base Salary (see page 30)

•  Fixed cash compensation recognizing individual performance, time in role, scope of responsibility, leadership skills, future potential and internal equity

•  Reviewed annually and adjusted when appropriate

•  As reflected on the previous page, an increase was made to the salaries for Mr. Roth and Mr. Bonzani in 2019. For Mr. Roth, this increase took place to ensure that his target cash compensation remained competitive with the market. For Mr. Bonzani, this increase took place in recognition of his promotion to EVP.

•  Competitive base salaries help attract and retain key executive talent

•  Any material adjustments are based on competitive market considerations, changes in responsibilities and individual performance

Annual Incentives (see page 30)	• Cash compensation dependent on performance against annually established financial targets and individual performance • Annual incentive targets are expressed as a percent of salary

•  As reflected on the previous page, an increase was made to the annual incentive target percent for Mr. Bonzani in 2019 in recognition of his promotion to EVP.

•  For 2019, the annual incentives earned by Mr. Krakowsky, Mr. Carroll and Ms. Johnson were based in part on IPG Corporate performance versus financial targets and in part on performance versus financial targets for the portion of the portfolio they each had oversight of.

•  This plan rewards performance based on annual organic revenue growth, profitability and the achievement of high priority strategic objectives, all of which we believe ultimately drive increased long-term stockholder value

Long-Term Incentives (see page 33)

•  Awarded one-third in each of performance-based shares, performance-based cash and restricted stock units

•  Performance-based cash and share awards based on 2- and 3-year performance, respectively, against established financial targets with maximum potential payouts equal to 200% of target amounts

•  All awards vest on the 3rd anniversary of the grant date subject to continued employment and achieved performance

•  In 2019, an increase was made to the long-term incentive opportunities for Mr. Roth and Mr. Bonzani. For Mr. Roth, this increase took place to ensure that his target total compensation remained competitive with the market. For Mr. Bonzani, this increase took place in recognition of his promotion to EVP.

•  In 2019, long-term incentives awarded to Mr. Krakowsky, Mr. Carroll and Ms. Johnson are based in part on IPG Corporate’s long-term performance versus financial targets and in part on the performance versus financial targets for the portion of the portfolio they each had oversight of.

•  Like our annual incentives, our long-term incentives encourage senior leaders to focus on delivering on our key financial metrics, but do not encourage or allow for excessive or unnecessary risk-taking in achieving this goal

•  The long-term plan also ensures that executives have compensation that is at risk for longer periods of time and is subject to forfeiture in the event that they terminate their employment

•  Our long-term incentives also serve as an effective retention tool for highly valued executives

Interpublic Group 2020 Proxy Statement	29

Compensation Discussion & Analysis

BASE SALARY

Base salary is central to attracting and retaining executive talent. Although its prominence in the pay mix declines with seniority, base salary generally remains an important part of compensation discussions with executive talent in our sector and related industries. In considering whether to increase an NEO’s base salary, the Compensation Committee takes into consideration market pay for comparable executives at peer companies as well as the individual’s performance and experience. For 2019, the Compensation Committee increased Mr. Roth’s base salary from $1,500,000 to $1,700,000 and Mr. Bonzani’s base salary from $800,000 to $900,000 effective January 1, 2019. These increases took place to ensure that the target cash compensation for each of these executives remained competitive with the market. Mr. Bonzani’s increase was also made in recognition of his promotion to EVP.

ANNUAL INCENTIVES

PERFORMANCE METRICS

In 2019, as in past years, actual annual incentives earned could vary between 0% and 200% of the individual incentive target, depending on the Company’s financial performance and individual performance versus established High Priority

Objectives (“HPO’s”). The chart below details the performance metrics and weightings applied to annual incentive awards for all NEOs in 2019:

Financial Metric	Description	Weighting
Organic Revenue Growth % (“OG”)	- Measures ability to drive revenue growth from existing operations, exclusive of acquisitions, divestitures and currency effects	20%

- Reflects the competiveness of our offerings and is defined as the percentage change in IPG’s total net revenue as compared to the prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures

Operating Income Before Incentives and Amortization of Acquired Intangibles Margin % (“OIBIA”)	- Measures business efficiency and profitability and is defined as Operating Income before expenses related to the Annual and Long-term Incentive Plans and the amortization of acquired intangible assets, and before any restructuring and asset impairment charges divided by net revenue	60%
High Priority Objectives (“HPO”)	- Consist of quantitative and/or qualitative objectives specific to the individual	20%

At the beginning of 2019, the Compensation Committee set performance goals for each of the above financial metrics. For Messrs. Krakowsky and Carroll and Ms. Johnson , annual incentive awards were based in part on IPG Corporate’s performance versus set financial targets and in part on the performance of the portion of the portfolio they each had oversight of. The amount earned for the portion of the annual incentives tied to the business units’ performance is calculated based on the relevant unit’s financial performance against the same metrics (utilizing the same weightings) as shown in the “Performance Metrics” table above.

The Compensation Committee also set HPOs at the beginning of 2019, which consisted of quantitative and/or qualitative objectives specific to each NEO. HPOs include goals tied to the overall strategic priorities of the Company or operating units and typically include goals related to talent management, diversity and inclusion and cross-

agency collaboration. For quantitative HPOs, specific objectives are established. For qualitative HPOs, specific accomplishments or expectations are defined and the Compensation Committee exercises judgment in assessing performance.

The Chairman & CEO’s performance, as it pertains to HPOs, is assessed after considering written assessments submitted to the Compensation Committee for both the Company as a whole and for the Chairman & CEO himself. For all other NEO’s, individual assessments are submitted directly to the Chairman & CEO for review and recommendation to the Compensation Committee. Based on these written assessments and the Compensation Committee’s independent evaluation of performance, the Compensation Committee will score performance as “poor,” “fair,” “good,” excellent” and “spectacular,” which will yield a payout between 0% and 200% of a NEO’s target annual incentive.

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Compensation Discussion & Analysis

2019 IPG CORPORATE FINANCIAL PERFORMANCE AND ANNUAL INCENTIVE AWARDS FOR NEOs

Below are the Company’s 2019 performance goals and actual achievement against those goals. This performance resulted in a combined rating of 102.8%.

Financial Goals	2019 Target	2019 Actual
OG %	2.3%	3.3%
OIBIA %	17.2%	17.1%

The Compensation Committee, consistent with the terms of the plan, approved management’s recommendation of funding an annual incentive pool below achieved performance levels. This adjustment was made to better align the funding with the Company’s overall financial and stock price performance. This adjustment was applied across the Company, and is part of an ongoing effort to ensure that the design and implementation of our incentive plans is fully aligned with an evolving industry and the Company’s goals.

Below are the final 2019 annual incentive amounts earned for each NEO at this adjusted level.

Name	Base Salary	Total Target Annual Incentive		Corporate Performance/ Incentive		Final Annual Incentive Amount Earned
				Approved Corporate Financial Performance Rating	High Priority Objectives Rating
	earned in 2019	as a % of Base Salary		$80%	20%
Michael Roth	$1,700,000	300%	$5,100,000	82.8%	160%	$5,000,000
Philippe Krakowsky [1]	$1,250,000	150%	$1,875,000	82.8%	199%	$2,480,000
Frank Mergenthaler	$1,100,000	150%	$1,650,000	82.8%	185%	$1,700,000
Andrew Bonzani	$900,000	100%	$900,000	82.8%	151%	$865,000
Christopher Carroll [1]	$625,000	75%	$468,750	82.8%	150%	$405,000
Ellen Johnson [1]	$625,000	75%	$468,750	82.8%	178%	$600,000
1.

A portion of the Total Target Annual Incentive for Mr. Krakowsky, Ms. Johnson and Mr. Carroll are tied to the performance for the network which they have oversight of. The Company does not disclose the performance goals and actuals for its performance plans tied to a portion of the portfolio as these data are not publicly disclosed and would provide insights to competitors that could harm our business. When they were established at its March 2019 meeting, the Compensation Committee considered the performance targets for the 2019 performance year difficult to attain, while appropriate for the current economic environment.

2019 HPO PERFORMANCE VERSUS GOALS

For the corporate NEOs other than Mr. Roth, each executive’s HPO rating was based on the Compensation Committee and Chairman & CEO’s assessment and the committee’s approval of the executive officer’s achievement of the established key strategic objectives. Mr. Roth’s assessment rating was based on an assessment by the full Board of Directors of his achievement of the established key strategic objectives. There were no material adjustments made to actual financial performance in determining these ratings.

Mr. Roth

Mr. Roth received an HPO rating of 160%, reflecting his financial and strategic leadership of the global enterprise. This has resulted in a long-standing record of consistent operating margin improvement, a portfolio of offerings that led the industry in terms of organic growth in 2019 and have done so over the past five years, and a range of programs that promote innovation and an entrepreneurial culture across Interpublic. Through key public and internal communications, IPG grew its reputation as the holding company known for fairness and inclusion. Key accomplishments included:

•	Represented the Company to all key stakeholders, including major multinational clients, and prospective clients. Outstanding performance in terms of the Company’s reputation and credibility with the broader financial community and in terms of talent acquisition across the group.

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Compensation Discussion & Analysis

•	Led range of financial initiatives that drove margin improvement, built on success in managing capital structure and continued robust return of capital programs, which now stands at $4 billion in capital returned to shareholders and over eight consecutive years of dividend increases.

•	Continued enhancement of the Company’s ability to deliver integrated “open architecture solutions” to our clients, which were instrumental in strong performance in the pursuit of new business and retention/growth of existing clients.

•	Continued to bring high level of focus to development to succession from within current senior management ranks and promoting best practices in corporate governance.

•	Continued to demonstrate strong personal engagement in the Company’s full range of diversity and inclusion efforts. Leadership commitment to accountability in this area led to continued year-on-year progress across all dimensions of diversity at the Company in 2019.

Mr. Mergenthaler

Mr. Mergenthaler received an HPO rating of 185%, reflecting his contributions in terms of financial and operational leadership. These resulted in continued improvement in the Company’s operating margin, capital structure and relationships with the investor community. The Company’s major marketing services division (CMG) – over which Mr. Mergenthaler had oversight – also continued to increase share in the market, particularly in the PR space. Key accomplishments included:

•	Announced his retirement from IPG effective December 31, 2019, and played key role in the successful CFO transition to an experienced and accomplished leader.

•	Continued his outstanding record of achievement and value-creation, which benefitted IPG’s clients, people and shareholders since 2005, when he joined the company.

•	Drove continued improvement in financial systems, which led to further operating margin improvement, driven by high levels of revenue conversion and leverage across Company’s cost base. Continued to lead the Company’s robust capital return programs.

•	Played leadership role in the Company’s outreach to the investor community, which was instrumental in continued strength of the Company’s financial reputation and resulted in furthering support from analysts and investors during the year.

•	Successfully managed leadership transition at CMG.

•	Continued strong involvement and leadership in diversity and inclusion activity, as Chairperson of the Corporate
Diversity Council and executive sponsor of MERGE (IPG Multicultural Employee Resource Groups for Excellence).

Mr. Krakowsky

Mr. Krakowsky received an HPO rating of 199%, reflecting his strong contribution in terms of strategic and operational leadership. These resulted in continued industry-leading competitive organic performance, which has been ongoing for the past five years, driven by key areas such as digital marketing and emerging media capabilities, as well as continued senior-level talent retention and development. The Company’s media offering (Mediabrands) also once again posted outstanding top and bottom line performance during the course of the year. Key accomplishments included:

•	Implemented major strategic actions that position IPG to remain an industry leader in an evolving media and marketing landscape, including the successful integration of Acxiom and the launch of Kinesso.

•	Drove further engagement with major operating units in strategic and leadership development, to ensure competitiveness of our offerings, notably in the continued evolution of digital capabilities that meet the needs of the marketplace, as well as our differentiated ability to deliver customized, integrated client solutions.

•	Strengthened the offerings within Mediabrands, enhancing its leadership position in digital and data-driven marketing and increased its collaboration across the IPG network.

•	Added oversight of IPG’s independent companies Carmichael Lynch, Deutsch, Hill Holliday, Huge, and R/GA, and continued management of Acxiom, Kinesso and Mediabrands.

•	Continued strong leadership in diversity and inclusion activity, including full engagement with operating unit management and linking of their compensation to results, as well as active participation in the Corporate Diversity Council.

Mr. Bonzani

Mr. Bonzani received an HPO rating of 151%, reflecting his leadership in the enhancement of the Company’s legal department, his stewardship of multiple board functions and his increased involvement in operating matters. Key accomplishments included:

•	Drove notable success in a number of significant litigations and investigations.

•	Expanded the privacy governance and compliance model, leveraging their work on GDPR in support of the new CCPA regulations and requirements.

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Compensation Discussion & Analysis

•	Supported management team’s successful integration of Acxiom and the launch of Kinesso.

•	Exhibited active support of the Company’s diversity and inclusion initiatives, including ongoing role as a member of the Corporate Diversity Council and Executive Sponsor of the Women’s Leadership Network.

•	Continued leadership on the Company’s ESG – environmental, social and governance – efforts including an expansion of the company’s public reporting on these matters.

Ms. Johnson

Ms. Johnson received an HPO rating of 178%, reflecting her leadership of treasury, corporate development and financial planning, her successful implementation and execution of capital return programs and oversight of multiple global acquisitions. Ms. Johnson also continued to serve as CFO for Mediabrands. Key accomplishments included:

•	Played leadership role in Acxiom integration and led IPG’s corporate development team, which continued to evaluate, prepare and close acquisitions, and continued management of the R/GA Ventures program.

•	Led shareholder return programs, bringing capital returns to our owners to over $4 billion since 2011.

•	Delivered visibility and transparency of company operations through active financial planning and analysis on a global basis.
•	Managed financial operations for IPG Mediabrands, helping drive exceptional performance and client growth in 2019.

•	Led the Inclusive Work Environment initiative with goals of furthering diversity efforts and fostering an inclusive work environment, enabling us to bring together all departments at Corporate on this key IPG platform.

Mr. Carroll

Mr. Carroll received an HPO rating of 150%, reflecting his responsibilities overseeing worldwide controllership and accounting functions, the global shared service organization, financial software components and business controls. Mr. Carroll continued to serve as CFO for the Constituency Management Group (CMG), where he oversaw the global finance organization. Key accomplishments included:

•	Increased collaboration and transparency on financial forecasting, through continuous communications across the portfolio.

•	Oversaw regulatory reporting, complex transaction structuring, ERP implementation and control compliance.

•	Modernized reporting organizational hierarchies and harmonized accounting systems throughout the IPG network.

•	At CMG, managed the worldwide financial planning and analysis process, leading a thorough review of agency financial operations and strategy over the course of the year.

LONG-TERM INCENTIVES

2019 TARGET ANNUAL LONG-TERM INCENTIVE OPPORTUNITIES

In an effort to have a consistent mix of long-term incentives throughout the organization and to ensure an appropriate balance between performance-based compensation and retention, we modified our long-term incentive mix in 2018 to consist one-third each of performance-based shares, performance-based cash and restricted stock units; we continued with this design in 2019. In our view, placing two-thirds of the long-term incentive weighting in equity and two-thirds in performance-based vehicles appropriately aligns our participants with stockholder interests and supports our strong pay for performance philosophy.

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Compensation Discussion & Analysis

Using this design for 2019, the Compensation Committee set the following total target long-term incentive (LTI) award values for each NEO:

Name	Total Target LTI Award Value [1]	Performance Shares [2]	Performance Cash	Restricted Stock Units
	(value of A+B+C)	1/3 of Total Target	1/3 of Total Target	1/3 of Total Target
		(A)	(B)	(C)
Michael Roth	$11,000,000	$ 3,666,667 (160,151 target shares)	$ 3,666,666	$ 3,666,667 (160,151 units)
Philippe Krakowsky	$3,000,000	$ 1,000,000 (43,676 target shares)	$ 1,000,000	$ 1,000,000 (43,677 units)
Frank Mergenthaler	$2,500,000	$ 833,334 (36,398 target shares)	$ 833,333	$ 833,333 (36,398 units)
Andrew Bonzani	$1,750,000	$ 583,334 (25,478 target shares)	$ 583,333	$ 583,333 (25,478 units)
Christopher Carroll	$600,000	$ 200,000 (8,734 target shares)	$ 200,000	$ 200,000 (8,735 units)
Ellen Johnson	$600,000	$ 200,000 (8,734 target shares)	$ 200,000	$ 200,000 (8,735 units)

1.

In addition to the grants issued as part of the annual long-term incentive award, in February 2019, Messrs. Krakowsky, Mergenthaler, and Bonzani as well as Ms. Johnson each received an incremental award of restricted cash vesting on the second anniversary of the grant date with grant date values of $1,500,000, $1,275,000, $500,000 and $200,000 respectively. Mr. Carroll received a one-time restricted stock unit award in the amount of $1,500,000; 70% of this award vests on the third anniversary of the grant date while the remaining 30% vests on the fifth anniversary of the grant date.

2.

The number of target shares was determined by dividing the target value by the average of the high and low stock price on the date of grant ($22.895 on February 28, 2019) and rounding down to the nearest whole share. For performance awards, the grant-date fair values estimated in accordance with ASC 718 and reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table are lower than the values reported in this table since dividends and dividend equivalents are not paid or accrued during the vesting period.

In 2019, as in prior years, annual long-term incentive awards were made on the final trading day of February. This allowed for synchronized communication of annual and long-term incentives with each executive, which enforces the concept of total compensation.

At its February meeting, the Compensation Committee determined the annual long-term incentive target awards under the incentive plan, defined as an expected dollar value, for the Chairman & CEO and, after considering recommendations from the Chairman & CEO approved the long-term incentive targets for the other NEOs. The Chairman & CEO’s long-term incentives were discussed and approved by the full Board.

The value of the annual long-term incentive awards are assessed by the Compensation Committee as part of the total compensation review for senior executives including the NEOs. This review includes an evaluation and assessment of pay history, absolute and relative performance, and expected future performance.

The table below provides an overview of the long-term incentive vehicles granted to the NEOs. Each of the long-term incentive vehicles employed is designed with unique characteristics that, when viewed in total, balance the need to incentivize executive performance and promote the retention of the executives, as well as provide them with clarity as to how and when the awards can be earned.

Financial Metric	Performance Shares	Performance Cash	Restricted Stock Units
Vesting Date	3rd Anniversary of Grant Date
Performance Period	3 Years (2019 - 2021)	2 Years (2019 - 2020)	n.a.
Financial Metrics	OG % (30%) OIBIA Margin % (70%)		n.a.
Payout Range	0% - 200%		# of shares earned is fixed at the time of grant; equal to the # of shares granted

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Compensation Discussion & Analysis

PERFORMANCE-BASED SHARES

Performance Period and Vesting

In 2019, each NEO was granted performance-based share awards subject to a three-year performance period beginning on January 1, 2019 and ending on December 31, 2021. Earned shares will vest on February 28, 2022, provided that the executive remains employed at that time. The Compensation Committee set three-year cumulative performance goals for IPG Corporate at the start of the performance period. The Company does not disclose these performance goals, because their disclosure would provide insights to competitors that could cause us competitive harm. At the time the performance goals were established at its February 2019 meeting, the Compensation Committee along with IPG management considered the performance goals difficult but achievable and appropriate for the current economic environment.

Performance Metrics

Performance-based share awards granted to Messrs. Roth, Mergenthaler and Bonzani are tied to the achievement of cumulative OG (weighted 30%) and OIBIA Margin (weighted 70%) performance goals. Performance-based share awards granted to Messrs. Krakowsky and Carroll and Ms. Johnson are tied to the achievement of the foregoing performance metrics and achieved performance versus cumulative OG and OIBIA Margin performance targets for the portion of the portfolio they each had oversight of. Three-year performance goals are not set for our business units. As a result, the portion of Messrs. Krakowsky and Carroll and Ms. Johnson’s performance-based share award that is tied to a business unit is tied to the achievement of that unit’s approved two-year performance goals.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would ultimately receive depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period.

The number of performance shares that may be earned at the end of the performance period may vary from 0% to 200% of the target amount, based on multi-year performance against performance goals. Dividends or dividend equivalents do not accrue during the vesting period. Dividends are only paid after shares are earned and issued.

PERFORMANCE-BASED CASH

Performance Period and Vesting

In 2019, each NEO was granted performance-based cash awards subject to a two-year performance period beginning on January 1, 2019 and ending on December 31, 2020, with a subsequent additional service-based vesting period beginning on January 1, 2021 and ending on February 28, 2022. The Compensation Committee set two–year cumulative performance goals at the start of the performance period. The Company does not disclose these performance goals, because their disclosure would provide insights to competitors that could cause us competitive harm. At the time the performance goals were established at its February 2019 meeting, the Compensation Committee considered the target performance goals difficult but achievable, while appropriate for the current economic environment.

Performance Metrics

Performance-based cash awards granted to Messrs. Roth, Mergenthaler and Bonzani are tied to the achievement of Cumulative OG (weighted 30%) and OIBIA Margin (weighted 70%) performance goals. Performance-based cash awards granted to Messrs. Krakowsky and Carroll and Ms. Johnson are tied to the achievement of the foregoing performance metrics and achieved performance versus cumulative OG and OIBIA Margin performance targets for the portion of the portfolio they each had oversight of.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would ultimately receive depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period.

The amount of cash earned at the end of the performance period may vary from 0% to 200% of the target amount based on multi-year performance against performance goals. Any cash amount earned is subject to an additional one-year vesting period.

RESTRICTED STOCK UNITS

Restricted stock units serve primarily as a retention and motivational vehicle, which is directly linked to stock price performance. Restricted stock unit awards vest on the third anniversary of the grant date. Dividend equivalents accrue on all outstanding stock units on a quarterly basis. The restricted stock units and dividend equivalents are subject to forfeiture if the executive leaves IPG before the restrictions expire. The Company believes that these vesting provisions promote a long-term focus and provide a strong retention incentive.

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Compensation Discussion & Analysis

ONE-TIME LONG-TERM INCENTIVE AWARDS

Restricted Cash

In addition to the grants issued as part of the annual long-term incentive award, in February 2019, the Compensation Committee approved a restricted cash award grant to Messrs. Mergenthaler, Krakowsky and Bonzani and Ms. Johnson, vesting on the second anniversary of the grant date, with grant date values of $1,275,000, $1,500,000, $500,000 and $200,000, respectively.

Restricted Stock Units

In addition to the grants issued as part of the annual long-term incentive award, in February 2019, the Compensation Committee approved a restricted stock unit award grant to Mr. Carroll with a value of $1,500,000. Seventy percent of this award is scheduled to vest on the third anniversary of the grant date; the remaining thirty percent is scheduled to vest on the fifth anniversary.

LONG-TERM INCENTIVE AWARDS WITH PERFORMANCE PERIODS ENDING IN 2019

On February 28, 2017, the Compensation Committee granted performance-based share awards under the 2014 Performance Incentive Plan. The performance cycle for the performance share awards was 3 years, beginning on January 1, 2017 and ending on December 31, 2019. On February 28, 2018, the Compensation Committee granted performance cash awards under the 2014 Performance Incentive Plan. The performance cycle for the performance-based cash awards was 2 years, beginning on January 1, 2018 and ending on December 31, 2019. Both performance awards were tied to the Cumulative OG (weighted 30%) and OIBI Margin (weighted 70%) of IPG over the applicable performance period.

2017-2019 and 2018-2019 Financial Performance Versus Goals

	Performance Shares 2017-2019		Performance Cash 2018-2019
Financial Goals	Target	Actual	Target	Actual
OG %	3.4%	3.5%	2.9%	4.4%
OIBI %	16.7%	15.7%	17.1%	16.7%

Based on these results, each of the NEOs earned a performance rating of 94.3% for their performance-based share awards and 111.2% of target for performance-based cash.

Amounts Earned for Long-term Incentive Awards with Performance Periods Ending in 2019

	2017-2019 Performance Shares				2018-2019 Performance Cash
Name	Corporate Performance Rating	Target ($)	Target (#)	Actual (#)	Corporate Performance Rating	Target ($)	Actual ($)
Michael Roth	94.30%	$5,250,000	216,071	203,754	111.20%	$3,500,000	$3,892,000
Philippe Krakowsky [1,2]	94.30%	$1,250,000	51,445	69,425	111.20%	$1,000,000	$1,474,000
Frank Mergenthaler	94.30%	$1,250,000	51,445	48,512	111.20%	$833,333	$926,666
Andrew Bonzani	94.30%	$625,000	25,722	24,255	111.20%	$416,666	$463,333
Christopher Carroll [1]	94.30%	$300,000	12,346	11,361	111.20%	$200,000	$215,500
Ellen Johnson [1]	94.30%	$250,000	10,289	9,702	111.20%	$200,000	$294,800
1.

The 2017 Performance share and 2018 Performance cash awards issued to Mr. Krakowsky and Mr. Carroll were based in part on IPG Corporate’s performance and in part on the performance of the portion of the portfolio they had oversight of. In addition, the 2018 Performance cash award issued to Ms. Johnson was based in part on IPG Corporate’s performance and in part on the performance of the portion of the portfolio she had oversight of.

2.

In addition to the performance share amounts detailed in the chart which were granted as part of Mr. Krakowsky’s annual long-term incentive award in 2017, he received a one-time performance-based share award in 2018 in recognition of the expansion of his role to include CEO, Mediabrands. This award was based on 2018-2019 performance (vesting in March 2020). The final number of shares earned as part of this award was 38,831.

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Compensation Discussion & Analysis

ADDITIONAL COMPENSATION INFORMATION

COMPENSATION PHILOSOPHY AND BASIC PRINCIPLES

OUR COMPENSATION PHILOSOPHY REMAINS TO PROVIDE A PERFORMANCE-BASED, MARKET-COMPETITIVE TOTAL COMPENSATION PROGRAM THAT:
• Supports our talent needs and business objectives
• Ties a significant portion of pay to sustaining and improving operational performance to enhance stockholder value
• Aligns with the interests of our stockholders

Our success continues to depend on our ability to attract, motivate and retain a diverse group of talented individuals throughout our organization – who will enable us to deliver the best and most contemporary marketing solutions to drive our clients’ businesses. Talent is our Company’s most vital asset, which is why it represents our most significant expense. We must continue to ensure that the investments we make in our key people are disciplined and designed to drive results. To this end, our compensation programs are guided by the following basic principles:

•	Our compensation programs will be balanced and are intended to treat all stakeholders equitably.

•	Our compensation programs will include four major elements: base salary, performance-based annual cash incentives, performance and time-based long-term incentives, retirement and other benefit programs. It bears noting that, outside of the Charitable Matching Program, which is capped at $20,000 per executive per year, company-paid perquisites are not offered to our most senior executives.

•	Our fixed and performance-based compensation will target our competitive market for talent. Actual financial and individual performance may result in total earned compensation that is above or below target for certain individuals.

•	Our competitive market for executive leadership includes companies with similar talent requirements; these companies are captured in our compensation peer group, which is reviewed annually prior to inclusion in the proxy statement.
•	All individual pay decisions will consider the competitive market data and will be based on an executive’s performance against financial and individual objectives, as well as contributions and skills identified in our annual Leadership Talent and Succession Plan Review (“Talent Review”) process. Exceptional performance against these measures may result in pay levels exceeding the competitive market for certain executives who deliver outstanding results.

•	We will strive to design incentive programs that are aligned with our short and long-term operating goals and can be responsive to unique market requirements. Target performance levels will be set to be challenging but achievable while maximum performance levels will represent stretch goals. These incentive programs will provide market competitive levels for achievement of target results while also allowing for meaningful and appropriate rewards for superior results, encouraging executives to make carefully considered decisions to drive said superior performance, while discouraging excessive or unjustified risks.

•	Senior Executives and Non-Management Directors are required to meet stock ownership guidelines.

•	If warranted, clawback policies would be vigorously enforced.

•	The communication and implementation of our compensation programs will be clear, specific and transparent.

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Compensation Discussion & Analysis

HOW COMPENSATION DECISIONS ARE MADE

ROLE OF EXECUTIVE OFFICERS AND MANAGEMENT IN COMPENSATION DECISIONS

The Compensation Committee makes all pay decisions related to the NEOs with input from IPG’s Chairman & CEO. The Chairman & CEO does not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation.

At the Compensation Committee’s request, the Chairman & CEO presents individual pay recommendations to the committee for the CFO, the other NEOs and other executives whose compensation arrangements are subject to the committee’s review. The Chairman & CEO’s pay recommendations for such executives are informed by his assessments of individual contributions to the Company’s financial performance, achievement of specified performance or strategic objectives, Talent Review results, as well as competitive pay data and other factors. These recommendations are then considered by the committee with the assistance of its independent consultant.

The Chairman & CEO, the EVP, Chief Operating Officer, the EVP, General Counsel & Secretary, and the SVP of Global Executive Compensation & Benefits all attend Compensation Committee meetings, but are not present for the committee’s executive sessions, or for any discussion regarding their own compensation. Other senior executives, as appropriate to the topic, may be asked to attend committee meetings to provide relevant information or advice, but they also do not attend executive sessions, or any discussion of their own compensation.

ROLE OF INDEPENDENT CONSULTANT

In 2019, the Compensation Committee again retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to work for the committee in its review of executive and Non-Management Director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations.

The Compensation Committee has the final authority to hire and terminate the consultant, and the committee evaluates the consultant annually. In accordance with regulatory requirements, the committee annually assesses the independence of Meridian and, in 2019, the committee concluded that no conflict of interest exists that would prevent Meridian from independently advising the committee. Meridian does not provide any consulting advice to IPG, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Compensation Committee chairperson. Meridian often meets with the committee chairperson and the other members of the committee outside the presence of management.

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy, as well as approving compensation awarded to senior corporate and operating executives, including the NEOs. Among its duties, the committee is responsible for formulating the compensation recommendations for our Chairman & CEO and approving all compensation recommendations for select senior executives including the NEOs. Following review and discussion, the Compensation Committee submits its recommendations for the compensation of the Chairman & CEO to the Non-Management Directors for approval. The committee is supported in its work by the EVP, Chief Operating Officer, his staff, including the Global Executive Compensation team, and an independent executive compensation consultant as described above.

The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, is reviewed annually and can be found on our website at www.interpublic.com.

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Compensation Discussion & Analysis

ROLE OF STOCKHOLDER SAY-ON-PAY VOTES

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our 2019 annual meeting of stockholders, a substantial majority of the votes (94.8%) cast at that meeting voted in favor of the say-on-pay proposal. The Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation. The Compensation Committee welcomes feedback and dialogue with stockholders and will continue to consider the outcome of the Company’s say-on-pay votes and evolving best practices in this area when making future compensation decisions for the NEOs.

SETTING COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

The Compensation Committee reviews and assesses the total compensation of each NEO on an annual basis. Material changes in compensation typically occur only based on performance, in response to significant changes in an individual’s responsibility, due to changes in market conditions, or in limited circumstances when the Company is at risk of losing a highly talented and valued employee.

Compensation decisions are made based on the following information:

•	External Market Analysis: The committee annually conducts a review of competitive market compensation for each NEO. This review is performed by the committee’s independent consultant after the committee has approved the peer companies to be used for the study. The committee targets the competitive market for talent for both fixed and total target compensation.

•	Internal Equity: When making pay decisions, the committee also takes into account internal equity. The
Company has established comparability guidelines based on an executive’s purview with regard to revenue, operating income, geographic scope, and job complexity.

•	Individual Performance and Talent Assessment: The committee’s decision-making is also informed by the Company’s Talent Review process. The committee participates in this annual review with the full participation of the Board of Directors. This Board-level review includes a discussion of each of the NEOs, their future career path and successors, as well as succession plans for IPG’s Chairman & CEO. These reviews inform pay decisions by providing an in-depth look at the NEOs, their responsibilities, relative contributions and future potential, as well as their relative compensation.

•	Other factors: Additional factors, such as scarce skills, leadership skills, long-term potential and key client relationships are also taken into consideration when reviewing compensation.

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Compensation Discussion & Analysis

USE OF COMPETITIVE DATA FOR COMPENSATION REVIEWS

The Market For Talent

To ensure that our compensation programs reflect best practices, as well as to maintain competitive compensation program designs and levels, the Committee considers market data and compensation ranges of our peer group. In 2013, the Committee approved a single peer group that reflects both talent peers as well as industry peers. Minor changes were made to this Peer Group as part of the 2018 annual review of compensation due to recent Mergers and Acquisition activity (detailed below). The Committee continues to believe that this Peer Group is appropriate.

In December 2018, Meridian conducted its annual market review to assess the competitiveness of each NEO’s target total compensation (consisting of base salary, target annual incentive and target long-term incentives). Compensation data were analyzed for comparable positions at the 2018 Compensation Peer Group (detailed below) as well as size-relevant data from several published survey sources. Meridian compared each NEO based on his or her title and described roles and responsibilities.

Using the size-adjusted data, the 2018 study concluded that NEOs in aggregate, were positioned near the median of the market for target total compensation. The Compensation Committee utilized this information, as well as other incumbent specific factors, to determine whether any pay adjustments were warranted for 2019.

We believe that the peer group contains a good representation of IPG’s industry competitors and size-relevant, talent-focused comparators. The Committee annually reviews the validity of the peer group and for 2018 removed two peers that were acquired (Time Inc. and Havas SA) and replaced them with Meredith Corporation (which acquired Time) and Lions Gate Entertainment. The final peer group included:

2018 Comparator Group (used to inform 2019 compensation decisions)
Activision Blizzard, Inc.	Lions Gate Entertainment Corp.	TEGNA, Inc.
CBS Corporation	Meredith Corporation	Thomson-Reuters Corporation
Discovery Inc.	News Corporation	Time Warner Inc.
The Dun & Bradstreet Corporation	Nielsen Holdings plc	Viacom Inc.
eBay Inc.	Omnicom Group Inc.	WPP plc
Electronic Arts Inc.	Publicis Groupe SA
Gannett Co., Inc.	Quarate Retail Group Inc.
IAC/InterActivCorp	Sirius XM Holdings Inc.

The median revenue in 2018 for these peer companies was approximately $9b as compared to IPG’s 2018 revenue of $8b.

RETIREMENT BENEFITS

PURPOSE

The Company views retirement benefits as a key component of our executive compensation program because they encourage and reward long-term service. Therefore, we offer our NEOs and other employees a comprehensive benefits program that provides the opportunity to accumulate retirement income.

PROGRAM DESCRIPTIONS

Our retirement programs include the Company’s qualified 401(k) savings plan, the Capital Accumulation Plan (“CAP”), the Senior Executive Retirement Income Plan (“SERIP”) and Executive Special Benefit Agreement (“ESBA”).

The Company’s 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute compensation on a before-tax basis, subject to dollar limits prescribed by federal tax laws. For employees with less than 10 years of service, the Company matches 50% of the first 6% of compensation contributed. For employees with 10 or more years of service, the Company matches 75% of the first 6% of compensation that is contributed. The Company’s 401(k) savings plan allows for pre-tax, Roth 401(k) or a combination of both up to limits prescribed by federal tax laws. The match applies to the total amount contributed on both a before- and after-tax basis.

40	Interpublic Group 2020 Proxy Statement

Compensation Discussion & Analysis

From time to time, the Company may provide an additional performance-based matching contribution to the 401(k) plan based on the Compensation Committee’s assessment of the Company’s annual performance, including the Company’s operating margin for its consolidated U.S. businesses relative to pre-set targets. The objective of this feature is to induce greater participation in the 401(k) savings plan and to allow all U.S. employees to benefit from the Company’s strong performance. For 2019, the Compensation Committee approved an additional matching contribution equal to 8% of participant-matched contributions.

The CAP plan provides participants with an annual dollar credit to an interest-bearing account. Under the terms of the CAP, interest is credited on December 31st of each year at an interest rate equal to the closing 10-year U.S. Treasury yield on the last business day of the immediately preceding calendar year. For a more detailed description of the CAP, see “Nonqualified Deferred Compensation Arrangements—The IPG Capital Accumulation Plan” on page 54. All NEOs participate in the CAP at the levels described on page 54.

The SERIP provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Participation is limited to a select group of very senior executives and requires Compensation Committee approval. Mr. Roth is the only NEO who participates in the SERIP, and he no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the SERIP, see “Pension Arrangements—The IPG Senior Executive Retirement Income Plan” on page 53.

The ESBA, which is currently frozen to new participants, also provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Mr. Krakowsky is the only NEO who participates in the ESBA, and Mr. Krakowsky no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the ESBA please refer to page 53.

BENEFITS REVIEW AND DECISION PROCESS

As part of its competitive pay review, the independent consultant periodically provides the Compensation Committee with a comparison of IPG’s retirement benefits programs to those of a sample of competing companies. This retirement benefits program review is conducted in the context of total compensation, and the review considers compensation and benefits in total.

Decisions regarding new or enhanced participation in these programs, other than 401(k), are made after considering the total compensation as one component of a total pay discussion. For a number of the NEOs, retirement and other benefits are the subject of individual employment agreements (which are described in greater detail beginning on page 56, under the heading “Employment Agreements” and which give IPG the ability to increase, but not decrease, the specific benefit).

On a case-by-case basis, the Compensation Committee, and the Management Human Resources Committee (MHRC) – to which the committee delegates certain responsibilities and consists of IPG’s Chairman & CEO, the EVP, Chief Operating Officer, the EVP, CFO, and the EVP, General Counsel & Secretary – consider the appropriateness of CAP and SERIP participation and benefits, with all such decisions for NEOs made solely by the Compensation Committee. In making recommendations to the Compensation Committee or MHRC, the Company considers an individual’s role, level in the organization, total compensation level, performance, length of service, and other factors. When making determinations to issue additional CAP and SERIP awards, the Company also considers an individual’s current retirement positioning, including all forms of accrued qualified and non-qualified retirement benefits previously awarded or earned and the maximum value of the individual’s eligible Company match in the 401(k) savings plan or if not a participant for any year it assumes the executive contributed the maximum amount permitted to the plan.

SEVERANCE AND CHANGE OF CONTROL BENEFITS

In order to provide market-competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals in the event of potential takeovers that would create uncertainty as to their future employment, the Company offers severance and change of control benefits upon the occurrence of several specified events.

The NEOs may receive severance benefits from the Company under the terms of their employment agreements (described in greater detail beginning on page 56 under the heading “Employment Agreements”), the Company’s Executive Severance Plan and/or change of control agreements, depending on the circumstances of a potential termination.

Under the 2019 PIP, if a Change of Control occurs in the first quarter, NEOs receive an accelerated and prorated payout at target of their annual incentive. If a Change of Control occurs after the first quarter, NEOs receive a fully accelerated payout at target of their annual incentives. Upon a Change of Control, a NEOs outstanding long-term incentives would not

Interpublic Group 2020 Proxy Statement	41

Compensation Discussion & Analysis

be vested unless the NEO incurred a Qualifying Termination (upon which vesting is accelerated). Under our change in control agreements, individuals are eligible for enhanced severance benefits, contingent on a Change of Control being followed by a Qualifying Termination.

SHARE OWNERSHIP GUIDELINES (SOGs)

We have adopted share ownership guidelines for Non-Management Directors, NEOs and other senior executives. The purpose of these SOGs is to:

•	More closely align the financial interests of executives and Non-Management Directors with our stockholders.

•	Communicate the commitment and personal investment of executives and directors in the Company.

•	The SOGs also prohibit both transactions involving derivatives that are designed to hedge against the market risk associated with ownership of IPG shares and the pledging of IPG shares as security or collateral for any obligation.

The SOGs are expressed as multiples of base salary. NEOs and other applicable senior executives must satisfy the SOG requirements within a maximum of five years from the date at which he or she joins the Company or is promoted into a position to which the guidelines apply. Those executives who have not met their established requirement level in the time allotted will be required to hold all net after-tax shares delivered upon the settlement of equity awards until such requirements are met.

Name	Share Ownership Guideline as multiple of base salary	2019 Compliance With Share Ownership Guidelines
Michael Roth	6x	Yes
Philippe Krakowsky	2x	Yes
Frank Mergenthaler	2x	Yes
Andrew Bonzani	2x	Yes
Christopher Carroll	2x	Yes
Ellen Johnson	2x	In Progress*

*	Ms. Johnson’s target was increased from 0.75x to 2x in 2019. Due to this change, she has until 2022 to meet her SOG requirement.

The Compensation Committee annually reviews the levels of stock ownership against the SOG levels applicable to the NEOs and other senior executives. As of December 31, 2019, all NEOs who were required to have met their SOG requirements had either met or exceeded such requirements (Mr. Roth’s ownership was 333% of his SOG requirement while the average ownership for all other NEOs who were required to have met their SOG requirements in 2019 was approximately 260%).

TAX AND ACCOUNTING IMPLICATIONS

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Each year, the Compensation Committee reviews and considers the deductibility of compensation paid to our NEOs.

Prior to 2018, section 162(m) of the U.S. Internal Revenue Code (the “Code”) prohibited the Company from taking a tax deduction for compensation paid in excess of $1,000,000 to a NEO (other than the principal financial officer). However, performance-based compensation, as defined in the tax law, was fully deductible if the plan under which the compensation was paid had been approved by stockholders and met other requirements. Until 2018, the Company’s policy had been to qualify the compensation paid under its incentive compensation programs as tax deductible to the extent feasible and consistent with its overall compensation objectives.

Due to changes made to Code section 162(m) under the Tax Cut and Jobs Act (TCJA), any amount paid in excess of $1 million to a NEO (including our principal financial officer) during any calendar year starting in 2018 is not deductible. The above-described performance-based exception to the $1 million deduction cap was eliminated by TCJA. Therefore, a significant portion of compensation paid to our NEOs in 2019 will not be deductible for federal income tax purposes, except to the extent such compensation satisfies certain grandfather requirements under section 162(m), as modified by TCJA.

The committee reserves the right to approve compensation that is not deductible in order to ensure competitive levels of total compensation for our NEOs.

42	Interpublic Group 2020 Proxy Statement

Compensation Discussion & Analysis

Beginning in 2015, the annual and long-term incentive plans included a pool funding to ensure awards to NEOs met the requirements for tax deductibility under Section 162(m) of the Tax Code. The maximum pool that could be used to pay annual and long-term incentives to NEOs was equal 8% of IPG’s Operating Income during the applicable performance period. The amounts awarded for 2017 long-term incentive awards (which vested on February 28, 2020) are well below these caps.

The Company has guidelines for reviewing the impact of the accounting and tax treatment of various forms of compensation covered by the PIP. The guidelines identify specific responsibilities and actions required by the Human Resources, Accounting and Tax departments for all group and individual actions. These guidelines are designed to ensure that accounting and tax treatment of the awards granted under the plan are properly addressed.

NON-QUALIFIED DEFERRED COMPENSATION

Most of the Company’s deferred compensation and nonqualified retirement benefit arrangements, including most of the Company’s severance arrangements, are subject to Section 409A of the Internal Revenue Code, which provides that nonqualified deferred compensation plans follow certain rules on the timing and form of payments. Noncompliance with these rules could result in adverse tax consequences for the executives. The Company has made significant efforts to ensure that affected arrangements comply with these requirements.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock-based payments, including its grants of stock options, restricted shares and performance shares, in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION RISK

The Company regularly reviews its compensation policies and practices, including any risks that may be inherent in the design of the Company’s compensation plans. In early 2019, the Company reviewed the results of its annual risk assessment process and the resulting analysis with the Committee, which concluded that the compensation plans reflect the appropriate compensation goals and philosophy and any risk arising from the Company’s compensation policies and practices was deemed not likely to have a material adverse impact on the Company’s performance or financial results.

COMPENSATION RECOVERY IN THE EVENT OF A FINANCIAL RESTATEMENT

The Company has adopted a “clawback” policy which provides that in the event of a significant restatement of financial results due to fraud or misconduct, the Company will determine whether a senior executive received an incentive award that would have been less if the award was calculated based on such restated financial results (“Excess Compensation”). The Board of Directors will, to the full extent permitted by governing law, seek to recoup for the benefit of the Company Excess Compensation paid to a senior executive whose fraud or misconduct, as determined by the

Board of Directors, resulted in such restatement. For purposes of this policy, the term “senior executives” means “executive officers” as defined under the Securities Exchange Act of 1934, as amended, and the term “bonuses” means awards under The Interpublic Group of Companies, Inc. 2014 Performance Incentive Plan or any equivalent incentive plan which supersedes such plan, including, among other awards, annual incentives, stock options, performance cash and performance shares.

Interpublic Group 2020 Proxy Statement	43

COMPENSATION AND LEADERSHIP TALENT COMMITTEE REPORT

Among its duties, the Compensation and Leadership Talent Committee is responsible for reviewing and discussing with the Company’s management the Compensation Discussion & Analysis included in this Proxy Statement for the Annual Meeting (the “CD&A”). Based on such a review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

William T. Kerr, Chair

H. John Greeniaus

Dawn Hudson

Jonathan F. Miller

Patrick Q. Moore

David M. Thomas

E. Lee Wyatt Jr.

March 25, 2020

44	Interpublic Group 2020 Proxy Statement

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by Interpublic to (i) Mr. Roth, who served as the Interpublic’s principal executive officer during 2019, (ii) Mr. Mergenthaler, who served as the principal financial officer in 2019 and (iii) each of the four most highly compensated executive officers of Interpublic, other than the principal executive officer and the principal financial officer (as determined based on total compensation in 2019, excluding the amount, if any, shown in the column headed Change in Pension Values and Nonqualified Deferred Compensation Earnings), who were serving as executive officers on December 31, 2019 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the years indicated. The employment agreements for the named executive officers are summarized beginning on page 56 under the heading “Employment Agreements.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (3)	Bonus ($)(4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
Michael Roth	2019	1,650,000	6,906,545	0	7,564,625	82,088	386,914	16,590,172
Chairman of the Board	2018	1,500,000	6,645,940	0	8,438,125	0	386,665	16,970,730
and Chief Executive Officer, IPG	2017	1,500,000	7,428,657	0	7,548,750	40,616	365,795	16,883,818
Philippe Krakowsky	2019	1,250,000	1,883,559	1,500,000	3,334,063	331,871	187,442	8,486,935
EVP and Chief Operating	2018	1,250,000	3,022,331	0	3,528,125	0	187,193	7,987,649
Officer, IPG	2017	1,000,000	2,768,793	0	2,498,438	219,204	86,323	6,572,758
Frank Mergenthaler (1)	2019	1,100,000	1,022,180	1,275,000	2,311,225	0	228,459	5,936,864
Former EVP and Chief Financial	2018	1,100,000	1,582,345	0	2,703,125	0	219,665	5,605,135
Officer, and Chairman, CMG	2017	1,000,000	2,768,793	0	2,284,375	0	215,795	6,268,963
Andrew Bonzani	2019	875,000	1,098,744	750,000	1,170,313	0	83,242	3,977,299
EVP, General Counsel and	2018	800,000	791,162	0	1,214,063	0	83,068	2,888,293
Secretary, IPG	2017	800,000	1,134,363	0	1,043,750	0	81,509	3,059,622
Christopher Carroll	2019	625,000	1,876,667	100,000	546,863	0	67,442	3,215,972
SVP, Controller and Chief Accounting	2018	625,000	379,758	0	719,344	0	63,873	1,787,975
Officer, IPG, and Chief Financial Officer, CMG	2017	615,679	424,464	0	621,875	0	66,323	1,728,341
Ellen Johnson(2)	2019	625,000	376,678	100,000	722,125	0	100,705	1,924,508
EVP and Chief Financial Officer, IPG	2018	625,000	379,758	0	825,625	0	96,943	1,927,326

(1)	Frank Mergenthaler resigned as EVP and Chief Financial Officer of IPG effective December 31, 2019 and served as Executive Vice President of Interpublic until his retirement date of March 31, 2020.

(2)	Ellen Johnson succeeded Mr. Mergenthaler as EVP and Chief Financial Officer of IPG effective January 1, 2020. Ms. Johnson became a named executive officer in 2018.

(3)

The amounts shown for each year is the aggregate grant date fair value of stock awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements included in the 2019 Form 10-K. The grant date fair values of the performance share awards shown for each year in which such awards were granted were calculated assuming a “target” level of performance achievement. The following tables show the grant date fair values of performance share awards assuming achievement of the “target” performance level and “maximum” performance level.

Interpublic Group 2020 Proxy Statement	45

Executive Compensation

The amounts shown for each named executive officer consists solely of the grant date fair value of each executive’s performance share award for the performance period ending (i) for the 2019 Performance Share Award, on December 31, 2021, (ii) if applicable, for the 2018 Performance Share Award, on December 31, 2020 and (iii) if applicable, for the 2017 Performance Share Award, on December 31, 2019. The (i) 2019 Performance Share Award will vest on February 28, 2022, (ii) 2018 Performance Share Award will vest on February 28, 2021 and (iii) 2017 Performance Share Award vested on February 28, 2020, in each case, to the extent the performance criteria established for the awards are satisfied.

	2019 Performance Share Awards		2018 Performance Share Awards		2017 Performance Share Awards
Name	Target ($)	Maximum ($)	Target ($)	Maximum ($)	Target ($)	Maximum ($)
Mr. Roth	3,239,888	6,479,776	3,145,944	6,291,887	4,803,407	9,606,814
Mr. Krakowsky	883,575	1,767,149	2,022,359	4,044,718	1,143,658	2,287,315
Mr. Mergenthaler	739,721	1,479,443	749,035	1,498,070	1,143,658	2,287,315
Mr. Bonzani	515,425	1,030,850	374,507	749,014	571,818	1,143,636
Mr. Carroll	176,691	353,381	176,763	359,527	274,460	548,920
Ms. Johnson	176,691	353,381	179,763	359,527	—	—

(4)	Represents the vesting of restricted cash award grants made to Messrs. Krakowsky, Mergenthaler, Bonzani and Carroll and Ms. Johnson in February 2018 which vested in February 2020.

(5)

The amounts shown above for each named executive officer are the sum of the payments made in respect of the executive’s (i) annual non-equity compensation award and (ii) performance cash awards, if applicable, for the (A) 2017-2018 performance period, which vested on February 28, 2020 (B) 2016-2017 performance period, which vested on February 28, 2019 and (C) 2015-2016 performance period, which vested on February 28, 2018, in the respective amounts shown in the following table.

	2019 Non-Equity Incentive Plan Compensation		2018 Non-Equity Incentive Plan Compensation		2017 Non-Equity Incentive Plan Compensation
Name	Annual Incentive Award ($)	2017 Performance Cash Award ($)	Annual Incentive Award ($)	2016 Performance Cash Award ($)	Annual Incentive Award ($)	2015 Performance Cash Award ($)
Mr. Roth	5,000,000	2,564,625	5,800,000	2,638,125	3,200,000	4,348,750
Mr. Krakowsky	2,480,000	854,063	2,900,000	628,125	1,500,000	998,438
Mr. Mergenthaler	1,700,600	610,625	2,075,000	628,125	1,175,000	1,109,375
Mr. Bonzani	865,000	305,313	900,000	314,063	600,000	443,750
Mr. Carroll	405,000	141,863	600,000	119,344	400,000	221,875
Ms. Johnson	600,000	122,125	700,000	125,625	—	—

(6)

The amounts in this column for Mr. Roth reflect the change in the value of the benefits he is entitled to receive under the Senior Executive Retirement Income Plan, which is described in greater detail on page 53 under the heading “Pension Arrangements — The Interpublic Senior Executive Retirement Income Plan.”

The amounts in this column for Mr. Krakowsky reflect the change in the value of the benefits he is entitled to receive under his Executive Special Benefit Agreement, which is described in greater detail on page 53, under the heading “Pension Arrangements — Executive Special Benefit Agreement.”

Messrs. Mergenthaler, Bonzani and Carroll and Ms. Johnson do not participate in a pension plan nor do they have an Executive Special Benefit Agreement.

While each of the named executive officers participate in deferred compensation arrangements, as described in greater detail beginning on page 54, under the heading “Nonqualified Deferred Compensation Arrangements,” none received earnings on deferred compensation that was “above-market” or “preferential” as defined by SEC rules.

46	Interpublic Group 2020 Proxy Statement

Executive Compensation

(7)	The table below shows the components of the amounts shown in this column for 2019.

Name	Annual Dollar Credits under the Capital Accumulation Plan ($)(a)	Matching contributions under the Interpublic Savings Plan ($)	Premiums paid by Interpublic on group life insurance ($)	Perquisites and Other Personal Benefits ($)(b)	Total All Other Compensation ($)
Mr. Roth	350,000	13,944	234	22,736	386,914
Mr. Krakowsky	150,000	13,944	234	23,264	187,442
Mr. Mergenthaler	200,000	13,944	234	14,281	228,459
Mr. Bonzani	50,000	9,744	234	23,264	83,242
Mr. Carroll	50,000	13,944	234	3,264	67,442
Ms. Johnson	75,000	13,944	234	11,527	100,705

(a)	The Capital Accumulation Plan is described in greater detail on page 54 under the heading “Nonqualified Deferred Compensation Arrangements — The Interpublic Capital Accumulation Plan.”

(b)	The “2019 Perquisites and Other Personal Benefits” table below lists the type and amount of each perquisite received by the named executive officers in 2019.

2019 Perquisites and Other Personal Benefits

The following table describes the amount of each perquisite and other personal benefit received by the named executive officers in 2019.

Name	Executive Dental Plan Coverage ($)	Charitable Matching Program(a) ($)
Mr. Roth	2,736	20,000
Mr. Krakowsky	3,264	20,000
Mr. Mergenthaler	2,736	11,545
Mr. Bonzani	3,264	20,000
Mr. Carroll	3,264	0
Ms. Johnson	3,264	8,263

(a)	The Charitable Matching Program is described in greater detail on page 19 under the heading “Non-Management Director Compensation.”

Interpublic Group 2020 Proxy Statement	47

Executive Compensation

GRANTS OF PLAN-BASED AWARDS

The following table provides information on grants of equity and non-equity plan based awards made in 2019 to the named executive officers. The awards are described in greater detail in the Compensation Discussion & Analysis, beginning on page 24.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Name	Grant Date	Approval Date		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Michael Roth		2/13/2019	(1)	0	5,100,000	10,200,000
		2/13/2019	(2)	0	3,666,666	7,333,332
	2/28/2019	2/13/2019	(3)				0	160,151	320,302		3,239,888
	2/28/2019	2/13/2019	(4)							160,151	3,666,657
Philippe Krakowsky		2/13/2019	(1)	0	1,875,000	3,750,000
		2/13/2019	(2)	0	1,000,000	2,000,000
	2/28/2019	2/13/2019	(3)				0	21,838	43,676		441,787
	2/28/2019	2/13/2019	(5)				0	21,838	43,676		441,787
	2/28/2019	2/13/2019	(4)							43,677	999,985
Frank Mergenthaler		2/13/2019	(1)	0	1,650,000	3,300,000
		2/13/2019	(2)	0	833,333	1,666,666
	2/28/2019	2/13/2019	(3)				0	36,398	72,796		739,721
	2/28/2019	2/13/2019	(4)							36,398	782,193
Andrew Bonzani		2/13/2019	(1)	0	900,000	1,800,000
		2/13/2019	(2)	0	583,333	1,166,666
	2/28/2019	2/13/2019	(3)				0	25,478	50,956		515,425
	2/28/2019	2/13/2019	(4)							25,478	583,319
Christopher Carroll		2/13/2019	(1)	0	468,750	937,500
		2/13/2019	(2)	0	200,000	400,000
	2/28/2019	2/13/2019	(3)				0	6,551	13,102		132,528
	2/28/2019	2/13/2019	(6)				0	2,183	4,366		44,163
	2/28/2019	2/13/2019	(4)							8,735	199,988
	2/28/2019	2/13/2019	(4)							45,861	1,049,988
	2/28/2019	2/13/2019	(4)							19,655	450,001
Ellen Johnson		2/13/2019	(1)	0	468,750	937,500
		2/13/2019	(2)	0	200,000	400,000
	2/28/2019	2/13/2019	(3)				0	4,367	8,734		88,345
	2/28/2019	2/13/2019	(5)				0	4,367	8,734		88,345
	2/28/2019	2/13/2019	(4)							8,735	199,988

(1)

Reflects the potential payout in cash that the executive was entitled to earn for calendar year 2019 pursuant to an annual incentive award made in 2019 under the 2014 PIP as described in greater detail on page 31, under the heading “Compensation Discussion & Analysis — Annual Incentives.” The actual amounts paid are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Reflects potential payout that the executive is entitled to earn pursuant to a long-term performance cash award made in 2019 under the 2014 PIP. As described in greater detail on page 35, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award and will be settled entirely in cash.

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Executive Compensation

(3)

Reflects potential payout in shares of Common Stock that the executive is entitled to earn pursuant to a performance share award made in 2019 under the 2014 PIP. As described in greater detail on page 35, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” depending on the actual level of performance relative to goals over a three-year performance period, an individual will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(4)

Reflects the number of shares under restricted stock unit award grants made under the 2014 PIP. As described in greater detail on page 35, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” these shares are credited with quarterly cash dividends, when and as declared by the Board of Directors on the Common Stock. All of the shares of restricted stock, and any cash dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(5)

Reflects potential payout in shares of Common Stock that each of Mr. Krakowsky and Ms. Johnson is entitled to earn pursuant to a performance share award made in 2019 under the 2014 PIP. As described in greater detail on page 35, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” depending on the actual level of performance of IPG Mediabrands relative to goals over a two-year performance period, Mr. Krakowsky and Ms. Johnson will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(6)

Reflects potential payout in shares of Common Stock that Mr. Carroll is entitled to earn pursuant to a performance share award made in 2019 under the 2014 PIP. As described in greater detail on page 35, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” depending on the actual level of performance of CMG relative to goals over a two-year performance period, Mr. Carroll will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(7)

Reflects the grant date fair value of the equity award disclosed in the adjacent column computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements included in the 2019 Form 10-K.

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Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding equity awards, consisting of stock option awards and stock awards, held by the named executive officers as of December 31, 2019.

	Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
Michael Roth	628,019	12.77	2/28/2023	160,151	(2)	3,699,488	160,151	(8)	3,699,488
	546,448	11.72	2/28/2022	148,054	(3)	3,420,047	148,054	(9)	3,420,047
				108,035	(4)	2,495,609
				203,754	(5)	4,706,717
Philippe Krakowsky				43,677	(2)	1,008,939	43,676	(8)	1,008,916
				42,300	(3)	977,130	42,300	(9)	977,130
				66,878	(4)	1,544,882
				69,425	(5)	1,603,718
Frank Mergenthaler				36,398	(2)	840,794	36,398	(8)	840,794
				35,250	(3)	814,275	35,251	(9)	814,298
				66,878	(4)	1,544,882
				48,512	(5)	1,120,627
Andrew Bonzani				25,478	(2)	588,542	25,478	(8)	588,542
				17,625	(3)	407,138	17,625	(9)	407,138
				23,150	(4)	534,765
				24,255	(5)	560,291
Christopher Carroll				19,655	(6)	454,031	8,734	(8)	201,755
				54,596	(2)	1,261,168	8,460	(9)	195,426
				8,460	(3)	195,426
				6,173	(4)	142,596
				11,361	(5)	262,439
Ellen Johnson				8,735	(2)	201,779	8,734	(8)	201,755
				8,460	(3)	195,426	8,460	(9)	195,426
				5,144	(4)	118,826
				9,702	(5)	224,116

(1)

All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the grant date which, as established by the Compensation Committee, is the average of the high and low sales prices of the Common Stock as reported by the NYSE on the grant date.

(2)

Reflects the number of shares under restricted stock unit award grants (“Restricted Stock Unit Awards”) made under the 2014 PIP that will vest on February 28, 2022. All Restricted Stock Unit Awards are credited with quarterly dividends, when and as declared by the Board, on the Common Stock. Except with respect to Mr. Mergenthaler’s awards, all Restricted Stock Unit Awards, and any dividends paid on the restricted stock units, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date. Mr. Mergenthaler is entitled to receive the pro-rata portion of his unvested Restricted Stock Unit Awards subject to certain conditions as set forth in the Transition Agreement, which is described in greater detail on page 57.

(3)

Reflects the number of shares under Restricted Stock Unit Awards made under the 2014 PIP that will vest on February 28, 2021. All Restricted Stock Unit Awards are credited with applicable quarterly dividends on the Common Stock. Except with respect to Mr. Mergenthaler’s awards, all Restricted Stock Unit Awards, and any dividends paid on the restricted stock units, are subject to forfeiture

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if the award recipient terminates employment before the third anniversary of the grant date. Mr. Mergenthaler is entitled to receive the pro-rata portion of his unvested Restricted Stock Unit Awards subject to certain conditions as set forth in the Transition Agreement, which is described in greater detail on page 57.

(4)

Reflects the number of shares under restricted stock award grants (“Restricted Stock Awards”) made under the 2014 PIP that vested on February 28, 2020. The awards remained subject to forfeiture had the employment of the award recipient terminated prior to the February 28, 2020 vesting date, which did not occur.

(5)

Represents the number of unvested shares of Common Stock that the named executive officer has earned under performance share awards granted in 2017, for which the performance ended on December 31, 2019. The awards remained subject to forfeiture had the employment of the award recipients terminated prior to the February 28, 2020 vesting date, which did not occur.

(6)

Reflects the number of shares under a Restricted Stock Unit Award made under the 2014 PIP that will vest on February 28, 2024. All Restricted Stock Unit Awards are credited with applicable quarterly dividends on the Common Stock. All Restricted Stock Unit Awards, and any dividends paid on the restricted stock unit, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(7)

The value shown is calculated by multiplying (i) the number of shares shown in the column headed “Number of Shares or Units of Stock That Have Not Vested” by (ii) the closing price of the Common Stock ($23.10), as reported by the NYSE on December 31, 2019.

(8)

Represents the “target” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2019, for which the performance period will end on December 31, 2021. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2022.

(9)

Represents the “target” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2018, for which the performance period will end on December 31, 2020. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2021.

(10)

The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” by (ii) the closing price of the Common Stock ($23.10), as reported by the NYSE on December 31, 2019.

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Executive Compensation

OPTION EXERCISES AND STOCK VESTED

The following table provides information for 2019 on the number of shares of Common Stock acquired upon (i) the exercise of stock options and (ii) the vesting of performance share awards.

	Option Awards(1)		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael Roth	431,594	6,314,220	268,161	(2)	6,139,546	(4)
			121,781	(3)	3,051,223	(5)
Philippe Krakowsky	—	—	63,848	(2)	1,461,780	(4)
			28,995	(3)	726,470	(5)
Frank Mergenthaler	—	—	63,848	(2)	1,461,780	(4)
			28,995	(3)	726,470	(5)
Andrew Bonzani	—	—	31,923	(2)	730,877	(4)
			14,497	(3)	363,223	(5)
Christopher Carroll	—	—	12,130	(2)	277,716	(4)
			5,509	(3)	138,028	(5)
Ellen Johnson	—	—	12,769	(2)	292,346	(4)
			5,799	(3)	145,294	(5)

(1)	Represents the number of stock options exercised in 2019. The value realized on exercise is the amount by which the market price of the Common Stock received upon exercise exceeds the exercise price.

(2)	Represents the total number of performance based shares which vested on February 28, 2019.

(3)	Represents the total number of shares of restricted stock which vested on February 28, 2019.

(4)

The value realized on the vesting of performance share awards is equal to the product of (i) the number of shares vested, multiplied by (ii) the average of the high and low price of the Common Stock, as reported by the NYSE, on the February 28, 2019 vesting date ($22.895) (“Common Stock Vesting Date Value”).

(5)

As set forth in the table below, the value realized on the vesting of restricted stock awards is equal to the sum of (i) the product of (A) the number of shares vested, multiplied by (B) the Common Stock Vesting Date Value, (ii) plus the total amount of the accrued dividends from the applicable grant date of the restricted stock award through the February 2019 vesting date which, in accordance with the terms of the awards, are payable upon the vesting of the shares of restricted stock.

Name	Grant Date	Vesting Date	Market Price ($)	Number of Shares Acquired upon Vesting #	Market Value of Vested Shares ($)	Accrued Cash Dividend Released upon Vesting ($)	Value Realized upon Vesting ($)
Mr. Roth	2/29/2016	2/28/2019	22.895	121,781	2,788,176	263,047	3,051,223
Mr. Krakowsky	2/29/2016	2/28/2019	22.895	28,995	663,841	62,629	726,470
Mr. Mergenthaler	2/29/2016	2/28/2019	22.895	28,995	663,841	62,629	726,470
Mr. Bonzani	2/29/2016	2/28/2019	22.895	14,497	331,909	31,314	363,223
Mr. Carroll	2/29/2016	2/28/2019	22.895	5,509	126,129	11,899	138,028
Ms. Johnson	2/29/2016	2/28/2019	22.895	5,799	132,768	12,526	145,294

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PENSION ARRANGEMENTS

Executive Special Benefit Agreement

Mr. Krakowsky entered into an Executive Special Benefit Agreement (ESBA) in 2002, which provides that if he retires, resigns or otherwise terminates employment with Interpublic after his 60th birthday, or his employment terminates due to death, Interpublic will pay him $245,000 per year for 15 years. At 57 years of age, Mr. Krakowsky is now entitled to receive, upon his retirement, resignation or termination from employment with Interpublic, between $200,900 and $245,000 per year for 15 years, depending upon his age at the time of his termination. If Mr. Krakowsky has a Qualifying Termination (as defined under the heading “Severance and Change of Control Benefits” on page 60), the amount of his annual ESBA benefit will be the amount that would have been payable if he had continued working for Interpublic through the end of his severance period.

If Mr. Krakowsky’s employment terminates within two years after a Change of Control (as defined under the heading “Severance and Change of Control Benefits” below) of Interpublic, his ESBA benefits would be paid in a lump sum, rather than installments. The amount of the lump sum would be the then-present value of the benefit described above, except that if Mr. Krakowsky’s termination is a Qualifying Termination and Mr. Krakowsky’s age as of December 31st of the year in which the Change of Control occurs is 58 or older, the lump-sum would be based on the then-present value of $245,000 per year for 15 years.

If Mr. Krakowsky dies before all required payments are made to him under these ESBAs, Interpublic would make the remaining payments to his beneficiaries.

The Interpublic Senior Executive Retirement Income Plan

Interpublic provides retirement benefits to certain U.S.-based senior executives of Interpublic and its subsidiaries under the Senior Executive Retirement Income Plan (SERIP). Of the named executive officers, only Mr. Roth participates in SERIP. Mr. Roth is entitled to receive an annual benefit of $110,000 for 15 years that is fully vested.

The SERIP provides monthly payments for 10 or 15 years beginning two years after a participant’s termination of employment. The amount of each participant’s benefit is determined at the discretion of Interpublic, with approval from the Compensation Committee, and is set forth in a Participation Agreement entered into with the executive when the executive’s participation in the SERIP is approved; the Participation Agreement may be amended from time to time, including to increase (but not to decrease) the amount of the SERIP benefit. In general, the SERIP provides that 30% of a participant’s benefit becomes vested after three years of participation in the SERIP, and the vested percentage increases by 10% at the end of each of the next seven years. However, the Compensation Committee or its designee may approve an alternative vesting schedule on a case-by-case basis. If an executive breaches a non-competition or non-solicitation agreement, the executive’s entire benefit will be forfeited (even if the benefit had already vested). If a participant has a Qualifying Termination, the SERIP generally provides for continued vesting through the end of the participant’s severance period.

If a participant’s employment terminates within two years after a Change of Control, the participant’s vested SERIP benefit will be accelerated and paid in a lump sum, rather than installments. The amount of the lump sum would be based on the then-present value of the future payments, to the extent vested. In general, the vested percentage would be determined as described above, provided that if the termination is a Qualifying Termination and, as of December 31st of the year in which the Change of Control occurs, (i) the participant’s age is 55 or older and (ii) the participant is within two years of full vesting, the participant’s entire benefit under SERIP will be fully vested.

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Pension Benefits

The following table provides information on pension benefits held by the named executive officers as of December 31, 2019.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
Michael Roth	SERIP	N/A	1,303,657	0
Philippe Krakowsky	ESBA	N/A	2,659,349	0
Frank Mergenthaler	—	—	—	—
Andrew Bonzani	—	—	—	—
Christopher Carroll	—	—	—	—
Ellen Johnson	—	—	—	—

(1)

The calculation of the present value of accumulated benefit assumes a discount rate of 3.35%. No preretirement decrements were used in the calculation of present values. Contingent benefits arising from death, early retirement or other termination of employment were not valued.

(2)

For Mr. Krakowsky, the amount shown is the present value of the maximum benefit that he would be entitled to receive under his ESBA if his employment by Interpublic continues until he reaches age 60. The terms and conditions of the ESBA are described in greater detail on page 53 under the heading “Executive Special Benefit Agreement.”

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

The Interpublic Capital Accumulation Plan

Interpublic maintains a Capital Accumulation Plan (CAP) under which senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (MHRC) are entitled to receive deferred compensation benefits. Under the CAP, a participating employee receives annual credits of a specified dollar amount (a “dollar credit”) and interest each December 31st. The amount of each year’s interest credit is equal to the 10-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year. Each participant’s account balance becomes fully vested as to both prior and future dollar and interest credits when the participant has completed three years of participation in the CAP, except that all interest credits since the inception of the participant’s participation in the plan are subject to forfeiture if the participant breaches a non-competition or non-solicitation agreement. If a participant has a Qualifying Termination, the CAP provides for continued vesting through the end of the participant’s severance period and a special dollar credit equal to the dollar credits that would have been added to the participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if such participant had continued working for Interpublic until the due date for such participant’s last severance payment. Any portion of a participant’s benefit that is not vested upon termination of employment (taking into account accelerated vesting upon a Qualifying Termination) will be forfeited.

If a participant has a Qualifying Termination within two years after a Change of Control, (i) the participant will become fully vested and (ii) the participant’s account will be credited with an amount equal to the dollar credits that would have been added to such participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if such participant had continued working for Interpublic until the end of such participant’s severance period.

Each named executive officer is a participant in the CAP and for 2019 received the following annual dollar credit:

Name	Annual Dollar Credit ($)
Mr. Roth	350,000
Mr. Krakowsky	150,000
Mr. Mergenthaler	200,000
Mr. Bonzani	50,000
Mr. Carroll	50,000
Ms. Johnson	75,000

For 2019, each participant received an interest credit equal to 2.685% of such participant’s account balance as of December 31, 2019 (determined before the 2019 dollar credit was added). The CAP account balances are fully vested for each of the named executive officers.

In general, each participant’s vested account balance is payable in a lump sum two years after the termination of such participant’s employment with Interpublic and its subsidiaries. However, if the participant’s employment terminates within two years after a Change of Control, payment will be accelerated.

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Nonqualified Deferred Compensation

The following table provides information on non-qualified deferred compensation arrangements for the named executive officers as of December 31, 2019, which consist exclusively of benefits under the CAP.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (3)
Michael Roth	0	350,000	141,225	0	5,751,010
Philippe Krakowsky	0	150,000	23,057	0	1,031,802
Frank Mergenthaler	0	200,000	78,068	0	3,185,643
Andrew Bonzani	0	50,000	4,126	0	207,783
Christopher Carroll	0	50,000	20,372	0	829,117
Ellen Johnson	0	75,000	28,652	0	1,170,749

(1)

The amounts shown as “Registrant contributions in last FY” are dollar credits that were added to the named executive officer’s CAP account as of December 31, 2019 and are included in the “All Other Compensation” column for 2019 of the “Summary Compensation Table” on page 45.

(2)

No earnings on deferred amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for 2019, 2018 or 2017 because the interest credits under the CAP did not constitute “above-market” or “preferential” earnings as defined by SEC rules.

(3)

The aggregate balances shown in this column include the following dollar credits that were included in the “All Other Compensation” column of the “Summary Compensation Table” for each of 2018 and 2017 on page 45.

Name	2018 ($)	2017 ($)
Mr. Roth	350,000	350,000
Mr. Krakowsky	150,000	50,000
Mr. Mergenthaler	200,000	200,000
Mr. Bonzani	50,000	50,000
Mr. Carroll	50,000	50,000
Ms. Johnson	75,000	75,000

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Executive Compensation

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

Each of the named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, salary and eligibility for incentive compensation and other benefits and perquisites. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic.

Annual Bonus - Each employment agreement provides for each named executive officer to receive an annual target bonus, with the actual award ranging between 0% and 200% of the target depending on Interpublic’s financial performance, individual performance, and management discretion.

Long-Term Incentive Awards - Each employment agreement also provides for participation in Interpublic’s performance-based long-term incentive programs. Each year’s awards may consist of stock options, restricted stock, performance-based share and cash awards or another form of incentive award at the sole discretion of the Compensation Committee.

Employment Agreement Base Salary and Incentive Compensation Information

The following table provides the annual salary, annual incentive target percentage and long-term incentive target award value for each named executive officer for 2019.

Name	Salary $	Annual Incentive Target %	Long-Term Incentive Target $
Michael Roth	1,700,000	300	11,000,000
Philippe Krakowsky	1,250,000	150	3,000,000
Frank Mergenthaler	1,100,000	150	2,500,000
Andrew Bonzani	900,000	100	1,750,000
Christopher Carroll	625,000	75	600,000
Ellen Johnson	625,000	75	600,000

Michael I. Roth Employment Agreement

Mr. Roth’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Roth’s employment is terminated involuntarily without Cause (as defined under the heading “Severance and Change of Control Benefits” below), his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination. If Mr. Roth obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Roth in connection with his new employment for service before the end of the severance period.

After an involuntary termination without Cause, Mr. Roth will also be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental and vision benefits would end if Mr. Roth accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

Philippe Krakowsky Employment Agreement

Mr. Krakowsky’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Krakowsky’s employment is terminated involuntarily without Cause, his employment agreement provides for

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salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Krakowsky obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Krakowsky in connection with his new employment for service before the end of the severance period.

Mr. Krakowsky is also eligible to receive a bonus for the year in which his employment is terminated. After an involuntary termination, Mr. Krakowsky would also be eligible to receive: (i) continued vesting of all restricted stock and options until the end of the severance period, (ii) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, (iii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period and (iv) a cash payment in lieu of continued life insurance for 12 months from the notice date. The subsidy for medical, dental and vision benefits would end if Mr. Krakowsky accepts employment with another employer offering similar benefits. Mr. Krakowsky may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Frank Mergenthaler Employment Agreement

Mr. Mergenthaler’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination of Mr. Mergenthaler’s employment, his employment agreement provides for a lump-sum payment equal to the sum of (i) one year’s base salary at the rate in effect before his termination, (ii) his target bonus for the year of termination, plus (iii) a pro-rated portion of his target bonus for the year in which the termination occurs and (iv) any other awards and benefits to which he is entitled in accordance with their terms. In addition, if Mr. Mergenthaler or any of his dependents elects continuation health coverage under COBRA, his employment agreement provides for a lump sum payment equal to the sum of the premiums for the first year of such COBRA coverage. Mr. Mergenthaler may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Frank Mergenthaler Transition Agreement

On June 11, 2019, Interpublic entered into a Transition Agreement (the “Transition Agreement”) with Mr. Mergenthaler.

Under the Transition Agreement, Mr. Mergenthaler’s full-time employment with Interpublic as Chief Financial Officer ended effective December 31, 2019, with Mr. Mergenthaler serving as Executive Vice President through March 31, 2020 (the “Transition Period”). During the Transition Period, Mr. Mergenthaler received: (i) an annual base salary of $550,000; (ii) the right to receive a bonus for 2019; (iii) continuation of his medical, dental and vision benefits; (iv) the right to continued vesting of his outstanding long-term incentive awards; and (v) a dollar credit of Two Hundred Thousand Dollars ($200,000) added to his CAP account for 2019.

Subject to Mr. Mergenthaler’s compliance with the covenants of non-disparagement, confidentiality, non-solicitation of clients and employees and non-competition, each as more fully set forth in the Transition Agreement, Interpublic will make the following additional payments to Mr. Mergenthaler following March 31, 2020: (i) a pro-rated bonus for 2020; (ii) pro-rated unvested long-term incentive awards payable at the time prescribed by the applicable award agreements; and (iii) a lump sum cash payment to subsidize the cost of medical, dental, and vision benefits at active employee rates for eighteen (18) months of continued coverage based on Mr. Mergenthaler’s medical, dental and vision plan elections.

Andrew Bonzani Employment Agreement

Mr. Bonzani’s agreement also provides that he be entitled to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination, his employment agreement provides for severance pay under the Executive Severance Plan (described below), with a salary continuation period of 18 months.

Christopher Carroll Employment Agreement

Mr. Carroll’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Carroll’s employment is terminated involuntarily without Cause, his employment agreement provides for (i) salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided and (ii) lump sum payment of his

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Executive Compensation

target bonus for the year of termination. After his termination date, Mr. Carroll will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. Mr. Carroll may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Ellen Johnson Employment Agreement

Ms. Johnson’s employment agreement also provides that she be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Ms. Johnson’s employment is terminated involuntarily without Cause, her employment agreement provides for payment of an amount equal to her base salary for 12 months at the rate in effect immediately prior to her date of termination. Ms. Johnson is also eligible to receive a bonus for the year in which her employment is terminated. After her termination date, Ms. Johnson will be eligible to receive (i) continued vesting of all long-term equity and cash incentive awards until the end of the severance period (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on her behalf to the Interpublic Savings Plan if she had continued participating in that plan until the end of the severance period. Ms. Johnson may terminate her employment at any time by giving notice to Interpublic at least 30 days in advance.

Executive Severance Plan

Under the Interpublic Executive Severance Plan (“ESP”), certain senior management employees, including the named executive officers, are entitled to receive severance and other welfare benefits, in the event of a Qualifying Termination. In general, the ESP provides for salary continuation, at the executive’s base salary rate in effect for the year of termination, for a specified number of months, which varies generally according to the seniority of the executive. If the executive’s Qualifying Termination occurs within two years after a Change of Control, severance is payable in a lump sum, rather than over the severance period.

Under the ESP the named executive officers, other than Mr. Mergenthaler, are entitled to the following salary continuation periods:

Name	Salary Continuation Period
Mr. Roth	24 months
Mr. Krakowsky	18 months
Mr. Bonzani	18 months
Mr. Carroll	12 months
Ms. Johnson	12 months

The ESP also provides for cash payments in lieu of continued medical, dental and vision benefits at active employee rates for the salary continuation period, followed by a COBRA period.

Benefits under the ESP are not in addition to severance benefits under individual employment agreements. Rather, severance benefits that are paid under individual employment agreements are credited against amounts payable under the ESP.

The ESP requires the executive to agree to certain post-termination covenants which, if violated, would result in the forfeiture of the executive’s future severance payments and benefits. Benefits under the ESP are also conditioned on the executive executing a mutual release.

Change of Control Agreements

Each named executive officer other than Mr. Mergenthaler, has entered into a change of control agreement with Interpublic that provides for severance and other benefits in the event of a Qualifying Termination within two years after a Change of Control. These benefits are instead of, and not in addition to, the benefits the executive otherwise would be entitled to receive under the executive’s employment agreement and the ESP.

Each of these change of control agreements provides for a lump-sum severance payment equal to a specified multiple of the executive’s base salary plus his or her target bonus. For purposes of this calculation, salary and target bonus are each determined based on the rate in effect for the executive for the year of the Change of Control or for the year of the Qualifying Termination, whichever is greater.

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Executive Compensation

The multiple applied and the corresponding months of service under the change of control agreements are:

Name	Multiple	Months of Severance
Mr. Roth	3	36 months
Mr. Krakowsky	2	24 months
Mr. Bonzani	2	24 months
Mr. Carroll	2	24 months
Ms. Johnson	2	24 months

In addition, under the agreement the named executive officer’s benefit under the CAP will be subject to the following adjustments: (i) annual dollar credits will be added for the executive’s severance period as if the severance were paid in semi-monthly installments over the severance period (rather than in a lump sum); (ii) the executive will receive a prorated annual dollar credit for the year in which the severance period expires, and (iii) in addition to the interest credits added under the terms of the CAP each

December 31st, the executive will receive a pro-rated interest credit for the year in which the severance period expires, at the rate applied under CAP for the year in which the executive’s CAP balance is paid.

The agreement also provides that, if the named executive officer is a participant in the SERIP, the vested percentage of his SERIP benefit will be determined as if the severance were paid in monthly installments over the severance period (rather than in a lump sum).

Each agreement also provides for cash payments to subsidize the cost of medical, dental and vision benefits during the months for which severance is provided, in lieu of the benefit subsidies otherwise payable under the executive’s employment agreement and the ESP.

Each agreement requires the executive to agree to certain post-termination covenants, which restrict solicitation of employees and clients, and if violated, would result in the forfeiture of the executive’s severance payments and benefit.

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Executive Compensation

SEVERANCE AND CHANGE OF CONTROL BENEFITS

The preceding narrative describes the severance and other benefits to which the named executive officers may be entitled under the various agreements, plans and arrangements in connection with or following a termination of the executive’s employment. Below is a table that quantifies the benefits that each named executive officer would have received had the executive’s employment terminated as of December 31, 2019 under the following circumstances:

Triggering Event (1)	Description
Termination for Cause or Voluntary Termination Without Good Reason

In general (subject to certain variations in each executive’s employment agreement), Interpublic would have “Cause” to terminate an executive’s employment if the executive (a) materially breaches a provision in the executive’s employment agreement and fails to cure such breach within a 15-day period; (b) misappropriates funds or property of Interpublic; (c) attempts to secure any personal profit related to the business of Interpublic without proper prior written approval; (d) engages in fraud, material dishonesty, gross negligence, gross malfeasance or insubordination, or willful (i) failure to follow Interpublic’s Code of Conduct or (ii) misconduct in the performance of the executive’s duties, excluding, in either case, acts taken in good faith that do not cause material harm to Interpublic; (e) refuses or fails to attempt in good faith to perform such executive’s duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the executive reports directly if such refusal or failure is not cured within a 15-day period; (f) has committed or is formally charged or indicted for a felony or a crime involving dishonesty, fraud or moral turpitude or (g) engages in conduct that is clearly prohibited by the policy of Interpublic prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

In general, an executive would have “Good Reason” to terminate such executive’s employment if Interpublic, without the executive’s consent, (a) materially reduces the executive’s base salary; (b) materially diminishes the authority, duties or responsibilities of the executive or the supervisor to whom the executive is required to report; (c) materially diminishes the budget over which the executive has authority; (d) requires the executive to relocate to an office more than 50 miles outside the city in which such executive is principally based or (e) materially breaches an employment agreement with the executive. Before resigning for Good Reason, the executive generally must give Interpublic notice and an opportunity to cure the adverse action.

Qualifying Termination	An involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason.
Change of Control

In general, a Change of Control will be deemed to have occurred if: (i) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner of more than 50% of the combined voting power of Interpublic’s then outstanding voting securities; (ii) any person, other than Interpublic or any of its subsidiaries, acquires (during a 12-month period) ownership of 30% or more of the combined voting power of Interpublic’s then-outstanding voting securities; (iii) any person acquires 40% or more of Interpublic’s assets (determined based on gross fair market value) or (iv) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

Amounts shown in the table under the heading Change of Control are paid upon a Change of Control, without regard to whether the executive’s employment is terminated.

Qualifying Termination following a Change of Control	A Qualifying Termination of an executive employment within two years after a Change of Control.
Death or Disability	Disability is determined in accordance with our policies and procedures based on the facts and circumstances presented.
Retirement	Retirement of an executive is deemed to have occurred upon the executive’s voluntary termination of employment with the Company’s approval after (i) the executive has attained the age of 65 and (ii) has completed 10 years of service with IPG.

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Executive Compensation

KEYS TO TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

Payment	Description
Severance

The severance amount shown as payable to each of the named executive officers, other than Mr. Mergenthaler, in the event of a Qualifying Termination, other than following a Change of Control, is provided for under the terms of the executive’s employment agreement as supplemented by the terms of ESP, except that for Messrs. Roth, Krakowsky and Carroll severance benefits following a resignation for Good Reason are payable exclusively under the ESP.

In the event of a Qualifying Termination following a Change of Control, the severance amount shown for each of the named executive officers, other than for Mr. Mergenthaler, is provided for under the terms of the executive’s Change of Control Agreement.

The severance amount shown as payable to Mr. Mergenthaler in the event of a termination by the Company without “Cause” is provided for in his Transition Agreement.

Bonus

Mr. Krakowsky’s employment agreement provides that he is eligible for consideration for a bonus if Interpublic terminates his employment without Cause, other than following a Change of Control, but does not provide for a bonus payment if he resigns for Good Reason.

Mr. Bonzani and Ms. Johnson’s respective employment agreements provide that he or she is eligible for consideration for a bonus if Interpublic terminates his or her employment without Cause or if he or she resigns for Good Reason.

Mr. Carroll’s employment agreement provides for a bonus payment only in the event of an involuntary termination without Cause (and not in the event of resignation for Good Reason), other than following a Change of Control.

In the event of a Change of Control, each named executive officer is entitled to a bonus payment under the Interpublic Senior Executive Incentive Plan (“SEIP”) at the executive’s target level (without regard to whether his employment terminates).

In the event of a termination of employment due to death or disability, the bonus amount shown for each of the named executive officers is payable under the SEIP, which provides that award is pro-rated based on the time elapsed and the performance-level achieved. In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

Mr. Mergenthaler’s transition agreement provides that he is eligible for consideration for a non-pro-rated bonus payment for 2019 and a pro-rated bonus payment for 2020 under the SEIP.

Long-Term Incentives

Under the Interpublic’s Performance Incentive Plans:

•   In the event of termination due to death or disability:

-   Restricted stock vests on a pro-rata basis; and

-   Performance shares and performance cash vest on a pro-rata basis based on the time elapsed and the performance level achieved, unless employment terminates within 12 months of the grant date (in which case the entire award is forfeited). In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

•   Interpublic’s Performance Incentive Plans provide in the event of a Qualifying Termination following a Change of Control:

•   An executive will be entitled to payments for the following awards, each valued as of the date of the Change of Control:

-   Restricted stock; and

-   Performance shares and performance cash at the target performance level

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Executive Compensation

Payment	Description

Mr. Krakowsky’s employment agreement provides that if his employment is terminated involuntarily without cause (but not in the event of resignation for Good Reason), his restricted stock will continue to vest during his severance period.

Ms. Johnson’s employment agreement provides that if her employment is terminated involuntarily without cause or if she resigns for Good Reason, her incentive, stock option and equity plan awards will continue to vest during her severance period.

In the event of termination due to retirement, Mr. Roth’s 2018 and 2019 (i) restricted stock awards vest on a pro-rata basis and (ii) performance share and performance cash awards vest on a pro-rata basis based on the time elapsed and the actual performance level achieved through the performance period.

Notwithstanding the foregoing, the Compensation & Leadership Talent Committee has discretion to accelerate vesting of any award granted under the 2014 PIP, if the named executive officer’s employment terminates at least 12 months after the date of grant.

Mr. Mergenthaler’s transition agreement provides that (i) during the Part-Time Period (as defined above) he will continue to vest in the long-term incentive awards previously granted to him and (ii) following the Part-Time Period, his long-term incentive awards will vest on a pro-rata basis based on the time elapsed and the actual performance level achieved through the performance period, as applicable.

Pension/Deferred Compensation

The amounts shown as payable under the CAP in the event of (i) a termination of employment for Cause or a voluntary termination without Good Reason or (ii) death or disability reflect the account balance as of December 31, 2019. The amounts shown as payable under the SERIP in these events reflect the sum of the 15 annual payments that would be due starting at age 60 (or 2 years after termination, if later) as of December 31, 2019.

The amounts shown as payable under the CAP and SERIP in the event of a Qualifying Termination or a Qualifying Termination following a Change of Control reflect the total amounts payable after applying the additional credits and vesting through the applicable severance period. In the event of a termination within 2 years after a Change of Control, (i) the amount shown for the SERIP will be paid in a lump sum at the then vested value of the future payments and (ii) the amount shown for the CAP will be paid in a lump sum.

The amounts shown as payable under Mr. Krakowsky’s ESBA, other than in the event of death, reflect amounts accrued as of December 31, 2019, which would be paid in annual installments of $50,000 per year. In the event of termination due to death, Mr. Krakowsky would receive 15 annual payments of $245,000 each.

Welfare Benefits

Other than for Mr. Mergenthaler, the medical, dental and vision benefits shown as payable upon a Qualifying Termination, other than following a Change of Control, are generally provided under the executive’s employment agreement and the ESP.

Other than for Mr. Mergenthaler, the medical, dental and vision benefits shown as payable in the event of a Qualifying Termination following a Change of Control are provided under the executive’s Change of Control Agreement.

Messrs. Roth’s, Krakowsky’s, Bonzani’s and Carroll’s and Ms. Johnson’s 401(k) benefits, and Mr. Krakowsky’s and Ms. Johnson’s life insurance premium benefit, are provided under their respective employment agreements.

The medical, dental and vision benefits shown as payable in the event of in the event of a termination of Mr. Mergenthaler’s employment by the Company without “Cause” is provided for in his Transition Agreement.

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Executive Compensation

ESTIMATED TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

The following table shows amounts each named executive officer would be entitled to receive had the employment of such executive officer terminated on December 31, 2019, by reason of the listed triggering events.

Name		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)	Death/ Disability ($)	Retirement ($)	Qualifying Termination following a Change of Control ($) (3)
Michael Roth	Severance	0	3,400,000	0	0	20,400,000
	Annual Bonus	0	0	5,000,000	0	5,100,000
Long Term Incentive:	Performance Shares	0	0	7,963,998	3,520,836	11,831,335
	Performance Cash	0	0	4,822,541	4,460,368	9,791,666
	Restricted Stock	0	0	4,445,503	3,116,997	9,615,144
Benefits:	Med/Dental/Vision	0	42,237	0	0	63,355
	401(k) Match	0	13,944	0	0	13,944
Pension (1) / Def Comp (2)
Philippe Krakowsky	Severance	0	1,875,000	0	0	6,250,000
	Annual Bonus	0	1,875,000	2,480,000	0	1,875,000
Long Term Incentive:	Performance Shares	0	0	4,395,861	0	4,395,861
	Performance Cash	0	0	2,625,000	0	2,625,000
	Restricted Stock	0	2,522,011	2,054,417	0	3,350,951
	Restricted Cash	0	0	0	0	3,000,000
Benefits:	Med/Dental/Vision	0	44,458	0	0	59,129
	401(k) Match	0	13,944	0	0	13,944
	Life Insurance	0	1,345	0	0
Pension (1) / Def Comp (2)
Frank Mergenthaler	Severance	0	137,500	0	0	0
	Annual Bonus	0	206,250	1,590,600	0	1,650,0000
Long Term Incentive:	Performance Shares	0	2,057,439	1,603,800	0	2,843,471
	Performance Cash	0	1,504,583	1,142,623	0	2,291,666
	Restricted Stock	0	2,413,925	1,995,890	0	3,199,951
	Restricted Cash	0	1,965,540	0	0	2,550,000
Benefits:	Med/Dental/Vision	0	31,678	0	0	31,678
	401(k) Match	0	0	0	0	0
Def Comp (2)					0	0
Andrew Bonzani	Severance	0	1,312,500	0	0	3,500,000
	Annual Bonus	0	0	865,000	0	875,000
Long Term Incentive:	Performance Shares	0	0	803,564	0	1,589,858
	Performance Cash	0	0	571,311	0	1,312,499
	Restricted Stock	0	0	753,172	0	1,530,444
	Restricted Cash	0	0	0	0	1,250,000
Benefits:	Med/Dental/Vision	0	44,458	0	0	59,129
	401(k) Match	0	9,744	0	0	9,744
Def Comp (2)					0
Christopher Carroll	Severance	0	625,000	0	0	2,187,500
	Annual Bonus	0	468,750	405,000	0	468,750
Long Term Incentive:	Performance Shares	0	0	381,011	0	682,374
	Performance Cash	0	0	257,269	0	550,000
	Restricted Stock	0	0	308,863	0	2,142,987
Benefits:	Med/Dental/Vision	0	29,442	0	0	58,734
	401(k) Match	0	13,944	0	0	13,944
Def Comp (2)					0
Ellen Johnson	Severance	0	625,000	0	0	2,187,500
	Annual Bonus	0	468,750	600,000	0	468,750
Long Term Incentive:	Performance Shares	0	224,128	343,771	0	634,857
	Performance Cash	0	115,286	295,409	0	525,000
	Restricted Stock	0	112,172	231,577	0	516,031
	Restricted Cash	0	100,000	0	0	300,000
Benefits:	Med/Dental/Vision	0	29,442	0	0	58,734
	401(k) Match	0	13,944	0	0	13,944
	Life Insurance	0	1,345	0	0	1,345
Def Comp (2)					0

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Executive Compensation

(1)	The payment Mr. Roth is entitled to receive under the SERIP is described in detail on page 53, under the heading “Pension Benefits – The Interpublic Senior Executive Retirement Income Plan”.

The payment Mr. Krakowsky is entitled to receive under his ESBA is described in detail on page 53, under the heading “Pension Benefits –Executive Special Benefit Agreement”.

(2)

The payments each named executive officer is entitled to receive under the CAP is set forth on page 55 in the Non-Qualified Deferred Compensation table under the column heading “Aggregate Balance FYE.”

Each of the named executive officers is entitled to the following additional amounts under the CAP in the event such named executive officer is terminated pursuant to either (i) a Qualifying Termination or (ii) a Qualifying Termination following a Change of Control.

Name	Qualifying Termination ($)	Qualifying Termination following a Change of control ($)
Mr. Roth	1,022,373	1,554,238
Mr. Krakowsky	193,935	360,179
Mr. Mergenthaler	0	578,736
Mr. Bonzani	59,113	112,650
Mr. Carroll	72,262	146,464
Ms. Johnson	106,435	165,056

(3)	Some benefit payments shown in the table below may be reduced if necessary to avoid adverse tax consequences to the executive under Section 280G of the Internal Revenue Code.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the 2019 annual total compensation of our Chairman & CEO and the median of the annual total compensation of our employees (other than the Chairman & CEO).

For 2019, our last completed fiscal year:

•	The annual total compensation of our Chairman & CEO was $16,590,172 and

•	The median of the annual total compensation of our employees (other than our Chairman & CEO) was $71,835.

Based on this information, for 2019, we estimate the ratio of the annual total compensation of our Chairman & CEO to the median of the annual total compensation of all employees to be 231:1.

The median employee identified in 2017 terminated in mid-2019, therefore, as permitted by SEC rules, we used the employee closest to this original median in the 2017 data set for purposes of calculating our 2019 pay ratio. We believe it is appropriate to use this employee for 2019 due to the fact that their compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee.

We identified our median employee for the 2017 pay ratio analysis using the methodology and the material assumptions, adjustments, and estimates described below.

•	We determined that, as of October 1, 2017, our employee population of full-time, part-time and temporary employees consisted of over 49,000 individuals working at our parent company and worldwide-consolidated subsidiaries. At the time, as permitted by disclosure rules, we excluded from our employee population the 2,325 employees who were added to our payroll through the acquisition of Acxiom in October 2018.

•	In 2019, we analyzed the effect of adding Acxiom employees to the population and concluded doing so has no significant impact on our pay ratio disclosure. A new analysis, including Acxiom employees will be conducted in 2020 for disclosure in 2021.

•	To identify the “median employee” from our employee population, we first determined the amount of each employee’s “earnings” for the period January 1, 2017 through October 1, 2017. For this purpose, earnings refers to the employee’s base salary and bonus, if any, paid during the foregoing period. Base salary earnings for any full-time and part-time employees who were hired after January 1, 2017 were annualized to October 1, 2017 (to reflect 9 months of earnings). Earnings of employees outside of the U.S. were converted to U.S. dollars using the Company’s October 2017 monthly currency exchange rates.

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•	We then identified our median employee from our employee population by arraying and sorting the employees by the foregoing earnings measure and choosing the employee ranked in the middle of the population. As mentioned previously, the employee originally identified as being the median in 2017 has since terminated. For 2019, the median employee became the employee whose compensation was closest to the original median employee based on the compensation measure used to select the original median employee in 2017.
•	The annual total compensation for our Chairman & CEO represents the amount reported for our Chairman & CEO in the “Total” column of our 2019 Summary Compensation Table included on page 45 of this Proxy Statement.

The annual total compensation of our median employee was calculated based on the same methodology to determine our named executive officers’ compensation disclosed in our 2019 Summary Compensation Table.

Interpublic Group 2020 Proxy Statement	65

OUTSTANDING SHARES AND OWNERSHIP OF COMMON STOCK

Outstanding Shares

The outstanding capital stock of Interpublic at the close of business on March 30, 2020, the record date for the Annual Meeting consisted of 389,439,374 shares of Common Stock. Only the holders of Common Stock on the record date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of stockholders at the meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information concerning direct and indirect beneficial ownership of Common Stock as of December 31, 2019 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class
BlackRock, Inc(2) 55 East 52nd Street New York, NY 10055	50,675,445	13.1%
The Vanguard Group, Inc(3) 100 Vanguard Blvd. Malvern, PA 19355	44,246,148	11.41%
FMR LLC(4) 245 Summer Street Boston, MA 02210	40,374,653	10.413%

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days.

(2)

This disclosure is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2020, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 43,709,196 shares of Common Stock and sole dispositive power with respect to 50,675,445 shares of Common Stock.

(3)

This disclosure is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 12, 2020, in which Vanguard reported that it is an investment manager that has sole voting power with respect to 564,750 shares of Common Stock, shared voting power with respect to 116,786 shares of Common Stock, sole dispositive power with respect to 43,589,978 shares of Common Stock and shared dispositive power with respect to 656,170 shares of Common Stock.

(4)

This disclosure is based on a Schedule 13G/A filed by FMR, LLC with the SEC on February 10, 2020, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 1,951,555 shares of Common Stock and sole dispositive power with respect to 40,374,653 shares of Common Stock.

66	Interpublic Group 2020 Proxy Statement

Outstanding Shares and Ownership of Common Stock

Share Ownership of Management

The following table sets forth information concerning the direct and indirect beneficial ownership of the Common Stock as of March 30, 2020 by each director, each executive officer named in the Summary Compensation Table, other than Mr. Mergenthaler, who ceased to be an executive officer on December 31, 2019, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner	Common Stock Ownership	Options Exercisable Within 60 Days	Total (1)(2)
Andrew Bonzani	88,309	0	88,309
Christopher Carroll	98,336	0	98,336
Jocelyn Carter-Miller	25,288	0	25,288
H. John Greeniaus	27,812	0	27,812
Mary J. Steele Guilfoile	104,774	0	104,774
Dawn Hudson	57,155	0	57,155
Ellen Johnson	58,476	0	58,476
William T. Kerr	154,415	0	154,415
Philippe Krakowsky	256,270	0	256,270
Henry S. Miller	46,314	0	46,314
Jonathan F. Miller	42,514	0	42,514
Patrick Q. Moore	17,012	0	17,012
Michael I. Roth(3)	1,196,109	1,174,467	2,370,576
Linda S. Sanford	3,363	0	3,363
David M. Thomas	118,668	0	118,668
E. Lee Wyatt Jr.	17,012	0	17,012
Other executive officers	25,927	0	25,927
All directors and executive officers as a group (17 persons)	2,428,961	1,174,467	3,603,428

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option that is exercisable or that will become exercisable within 60 days. Common Stock ownership set forth in this table includes unvested shares of restricted stock award units and restricted stock awarded under the 2019 PIP, 2014 PIP, and the 2009 Directors’ Plan due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(2)

No individual identified in the table had beneficial ownership of more than 1% of the outstanding shares of Common Stock as of March 30, 2020. Interpublic’s directors and executive officers as a group had beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(3)	Includes 500,000 shares held in a family trust.

No executive officer or director of Interpublic has pledged any shares of Common Stock as security.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Interpublic’s directors and executive officers and persons who beneficially own more than 10 percent of any class of its equity securities to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of Interpublic’s equity securities.

Based solely on our review of the copies of such reports furnished to us by the Company’s directors and executive officers for the year ended December 31, 2019, and on the written representations made by such persons that no other reports were required, we believe that each of Interpublic’s directors and executive officers timely filed all required reports, except as follows:

Open market purchases made by John Miller during 2018 totaling 1,200 shares of common stock were reported on a Form 5 filed with the SEC on February 14, 2020.

Interpublic Group 2020 Proxy Statement	67

ITEM  4 STOCKHOLDER PROPOSAL

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has submitted the following proposal for consideration at the Annual Meeting. His stockholdings will be provided promptly upon request. The text of the proposal is as follows:

Proposal 4 – Special Stockholder Meetings

Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Supporting Statement

Special stockholder meetings allow stockholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. Nuance Communications (NUAN) stockholders gave 94%-support to a 2018 stockholder proposal calling for 10% of stockholders to call a special meeting.

Making the right to call a special meeting more accessible to stockholders is showing increased support. For instance, this proposal topic won 51%-support at O’Reilly Automotive, Inc. (ORLY) in 2019 – up from 41% the year before.

The current stock ownership threshold of 25% can mean that more than 50% of stockholders must be contacted during a short window of time to simply call a special meeting. Plus many stockholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the 25% ownership threshold that is now needed for a special meeting.

Since special stockholder meetings allow stockholders to vote on important matters, such as electing new directors, adoption of this proposal might motivate our directors to perform better. For instance, Michael Roth, our Chairman and CEO received the most negative votes at our 2019 annual meeting.

Mr. Roth had 17-years long tenure and was busy elsewhere with 2 outside directorships. Plus David Thomas, our Lead Director, had long-tenure of 15-years. Long-tenure can impair the independence of a director – no matter how well qualified. Independence is a priceless attribute in a Chairman and in a Lead Director. Meanwhile the price of our stock has had a 5-year drought.

Please vote yes: Make Stockholder Right to Call a Special Meeting More Accessible

Proposal 4 – Special Stockholder Meetings

MANAGEMENT STATEMENT IN OPPOSITION

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

Interpublic supports stockholders having the right to call a special meeting, which is why our By-laws already provide stockholders that own at least 25% of the outstanding shares of Interpublic’s common stock the power to call a special meeting.

A special meeting of stockholders is not a matter to be taken lightly, and should only be called if a reasonable proportion of Interpublic’s stockholders determine that an extraordinary event involving either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. Such meetings require significant attention and time commitment from the Board and members of senior management, diverting their focus from managing the business in the best interests of all stockholders. Convening such meetings is also very expensive because of the legal and administrative costs associated with preparing the required disclosure documents, distributing the documents to all stockholders and holding the meeting. Additionally, depending on the circumstances, the prospect of a special meeting of stockholders may pose a significant threat of business disruption for our company, distract our employees, and put us at a competitive disadvantage as our existing clients and potential clients contend with the uncertainty of a pending meeting.

If less than 25% of Interpublic’s stockholders want to call a meeting, such lack of support is an indication that a particular matter should be handled at an annual meeting rather than at a special meeting. Lowering the threshold to 10% would mean that an even smaller minority of stockholders can compel the Company to incur significant costs and cause management distraction to call a special meeting when as much as 90% of the stockholders may not be in favor of calling such a meeting. We believe that our current special meeting threshold of 25% is a reasonable threshold that effectively balances the rights and prerogatives of ownership with prudent concern about potential misuse and that the proposed 10% threshold

68	Interpublic Group 2020 Proxy Statement

Item 4. Stockholder Proposal

could undermine Interpublic’s ability to efficiently use its resources and promote the interests of all stockholders.

Interpublic Stockholder Access and Governance Practices

Interpublic’s corporate governance policies and practices, discussed in greater detail on pages 8 through 15, provide stockholders with numerous avenues to voice their opinions and encourage Board accountability and responsiveness to stockholder feedback on an ongoing basis.

•	Stockholders have the right to act by majority written consent, without the need to call a special meeting (a right shared by stockholders at only approximately 30% of S&P 500 companies).

•	Stockholders may suggest director nominations to the Board’s Governance Committee.

•	Stockholders holding just 3% of the company’s common stock may use proxy access to nominate directors for inclusion in our proxy materials, subject to satisfying certain procedural and eligibility requirements.

•	Interpublic engages in robust stockholder engagement throughout the year in order to allow stockholders to easily provide feedback.

In recognition of our governance practices, Institutional Stockholder Services (ISS) has consistently given us its highest ranking of “1” under its Governance QualityScore rating system, and a “1” for Interpublic’s “Stockholder Rights,” which indicates the lowest governance risk as compared to our industry.

Finally, the current threshold of 25% is consistent with and, in most cases, the same or lower than, the thresholds at other S&P 500 companies. With respect to U.S.-based companies in the S&P 500 where stockholders are permitted to call a special meeting, more than 63% set a threshold of 25% or greater. Moreover, approximately 40% of S&P 500 companies incorporated in Delaware do not even permit stockholders to call special meetings.

Vote Required

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

The Board of Directors recommends a vote AGAINST the stockholder proposal.

Interpublic Group 2020 Proxy Statement	69

INFORMATION FOR STOCKHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and Proxy Statement (as well as other stockholder communications from the issuer) to two or more stockholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of

Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: EVP, General Counsel & Secretary or by calling Corporate Communications at (212) 704-1200. Your notification should include the name of your brokerage firm or bank and your account number.

If your household received only single copy of the 2019 Annual Report or this Proxy Statement and you would like to receive a separate copy, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Common Stock equivalent to the interest in Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to Great-West Trust Company, the trustee of the Plan (the “Trustee”), pursuant to the proxy card being mailed with this Proxy Statement to Plan participants. The Trustee will vote shares in accordance with duly executed instructions if received on or before May 20, 2020.

If the Trustee does not receive timely instructions, the shares of Common Stock equivalent to the interest in Interpublic’s Common Stock credited to that participant’s account, will not be voted by the Trustee. The Trustee will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that the Trustee votes the Common Stock for which it receives timely instructions from Plan participants.

The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. If other matters not now known come before the Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Andrew Bonzani

Executive Vice President, General Counsel & Secretary

April 9, 2020

70	Interpublic Group 2020 Proxy Statement

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., (Eastern Time), on May, 21, 2020. Online Go to www.envisionreports.com/IPG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/IPG 2020 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3 and AGAINST Proposal 4. 1. Election of Directors: For Against Abstain 01—Jocelyn Carter-Miller 04—Jonathan F. Miller 07—Linda S. Sanford For Against Abstain 02—Mary J. Steele Guilfoile 05—Patrick Q. Moore 08—David M. Thomas For Against Abstain 03—Dawn Hudson 06—Michael I. Roth 09—E. Lee Wyatt Jr. For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2020. 4. Stockholder proposal entitled “Special Stockholder Meetings.” For Against Abstain 3. Advisory vote to approve named executive officer compensation. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 037CQB

The Interpublic Group of Companies, Inc. Annual Meeting of Stockholders May 21, 2020, 9:30 A.M. PALEY CENTER FOR MEDIA 25 W. 52nd STREET, NEW YORK, NEW YORK You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/IPG Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/IPG Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/IPG IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — The Interpublic Group of Companies, Inc. Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2020 The undersigned hereby constitutes and appoints Michael I. Roth, Ellen Johnson and Andrew Bonzani, and each of them, the undersigned’s true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held at the Paley Center for Media, 25 W. 52nd Street, New York, New York, on Thursday May 21, 2020 at 9:30 A.M. Eastern time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to Great-West Trust Company, the trustee of the trust maintained under the Plan (the “Trustee”), for all shares held of record by the Trustee as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by the Trustee. The Trustee will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD. (Continued, and to be marked, dated and signed, on the other side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.